***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MORTGAGE SERVICING RIGHTS PURCHASE AND SALE AGREEMENT
HOMESTREET BANK

(Seller)
PENNYMAC LOAN SERVICES, LLC

(Purchaser)
Dated and effective as of March 29, 2019

1

TABLE OF CONTENTS

		Page
Article I	DEFINITIONS, GENERAL INTERPRETIVE PRINCIPLES	1
Section 1.01	Definitions	1
Section 1.02	General Interpretive Principles	13
Article II	SALE AND TRANSFER OF SERVICING	13
Section 2.01	Items to be Sold	13
Section 2.02	Sale Date	14
Section 2.03	Servicing Transfer Date	15
Section 2.04	Servicing Transfer Instructions	15
Article III	CONSIDERATION	15
Section 3.01	Purchase Price	15
Section 3.02	Servicing Transfer Date	19
Section 3.03	Payments for Advances	19
Section 3.04	Voluntary/Early Repayment and Seller Refinancing	20
Section 3.05	Correction of Errors	21
Article IV	REPRESENTATIONS AND WARRANTIES AS TO SELLER	21
Section 4.01	Due Organization and Good Standing	21
Section 4.02	Authority and Capacity	21
Section 4.03	Title to the Purchased Assets	22
Section 4.04	No Conflict	22
Section 4.05	Membership and Standing; Permits	22
Section 4.06	Consents, Approvals and Compliance	26
Section 4.07	Litigation and Orders	26
Section 4.08	HSR Act	24
Section 4.09	Solvency	24
Article V	REPRESENTATIONS AND WARRANTIES AS TO PURCHASED ASSETS	24
Section 5.01	Servicing and Mortgage Servicing Rights	24
Section 5.02	Recourse Status	27
Section 5.03	Advances	27
Section 5.04	Accuracy of Information	27
Section 5.05	Delivery of Information	28
Section 5.06	No Disbursements	28
Section 5.07	Servicing Fee Not Sold; No Refinancing Arrangement	28
Section 5.08	Condition of Mortgage Properties; Damage, Condemnation and Related Matters	28
Section 5.09	Home Improvement Loans	28
Section 5.10	Related Escrow and Custodial Accounts	29
Section 5.11	High Cost Loans	29
Section 5.12	Section 203(k) and VA Renovation Mortgage Loans	29
Section 5.13	Escrow Holdbacks for Repairs	30
Section 5.14	Anti-money Laundering/OFAC	30

2

3

4

Section 12.18	Disclosures	66

EXHIBIT A:	CONTENTS OF MORTGAGE LOAN SCHEDULE

EXHIBIT A-1:	ESTIMATED PURCHASE PRICE COMPUTATION WORKSHEET

EXHIBIT A-2:	PURCHASE PRICE COMPUTATION WORKSHEET

EXHIBIT B:	RESERVED

EXHIBIT C:	RESERVED

EXHIBIT D:	OFFICER’S CERTIFICATE

EXHIBIT E:	SERVICING TRANSFER INSTRUCTIONS

EXHIBIT F:	FORM INTERIM SERVICING AGREEMENT

EXHIBIT H:	NON-SOLICITATION ATTESTATION

EXHIBIT I:	FORM OF LIMITED POWER OF ATTORNEY
EXHIBIT J: HUD RELEASE AUTHORIZATION

SCHEDULE 3.01(e)(vi):	FEMA Holdback Loans

SCHEDULE 3.02(a):	Servicing Transfer Date

SCHEDULE 4.07(a):	Actions

SCHEDULE 4.07(b):	Orders

SCHEDULE 5.01(a)(i)	HUD Indemnification Loans

SCHEDULE 5.01(a)(ii):	Under-disclosed MIP
SCHEDULE 5.01(b):     Subservicers and Subcontractors

SCHEDULE 5.12:	Section 203(k) Loans

SCHEDULE 5.18:	Non-MERS Loans

SCHEDULE 5.19:	Absence of Certain Changes

SCHEDULE 5.21	VA Guaranty % Exception Loans

5

MORTGAGE SERVICING RIGHTS PURCHASE AND SALE AGREEMENT
This Mortgage Servicing Rights Purchase and Sale Agreement (the “Agreement”), dated as of March 29, 2019, is by and between HomeStreet Bank, a Washington state-chartered bank (“Seller”), with offices located at 601 Union Street, Suite 2000, Seattle, WA 98101, and PennyMac Loan Services, LLC, a Delaware limited liability company (“Purchaser”), with offices located at 3043 Townsgate Road, Westlake Village, CA 91361 (Seller and Purchaser may collectively be referred to as the “Parties,” and each as a “Party”).
W I T N E S S E T H:
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain Mortgage Servicing Rights (as hereinafter defined) related to certain residential mortgage loans currently serviced by Seller, which mortgage loans are included or are intended to be included in GNMA Mortgage Pools (as hereinafter defined); and
WHEREAS, Purchaser and Seller desire to set forth the terms and conditions pursuant to which Seller will sell, transfer and assign, to Purchaser, all of Seller’s right, title and interest in and to such Mortgage Servicing Rights, and Purchaser will purchase and assume all right, title and interest in and to those certain Mortgage Servicing Rights identified herein as related to the Mortgage Loans.
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES
Section 1.01    Definitions.
Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage servicing institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.
Action: Any action, suit, claim, demand letter, notice of violation, order, litigation, arbitration, hearing, examination, audit, inquiry, or judicial, legal or other proceeding or investigation, by or before any Governmental Entity or arbitrator.
Advances: All Corporate Advances, P & I Advances and T & I Advances, including any applicable receivables associated therewith. As used herein, the term “Advances” includes both Legacy Advances and Interim Advances.
Affiliate: Any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, (a) the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and (b) the terms “controlling” and “controlled”

have correlative meanings. Notwithstanding anything herein to the contrary, the Parties expressly agree that when used with respect to the Purchaser, the only Persons that shall be deemed Affiliates of Purchaser are Private National Mortgage Acceptance Company, LLC and its wholly-owned Affiliates.
Agency: FHA, VA, GNMA, HUD and RHS, as applicable.
Agreement: As defined in the first paragraph hereof, as the same may be amended or modified from time to time in accordance with the provisions hereof.
Allocation Tape: A data tape in the form and containing the information specified by Purchaser for each Mortgage Loan which Seller intends to sell the related Mortgage Servicing Rights to Purchaser on the Sale Date.
Ancillary Income: With respect to any Mortgage Servicing Right and the Mortgage Loan to which such Mortgage Servicing Right relates, all ancillary or incidental fees, charges and penalties derived from and related to such Mortgage Loan such as late charges, prepayment penalties, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, and all other incidental fees, charges and penalties collected from or assessed against the Mortgagor, but excluding (i) the Servicing Fee payable in respect of such Mortgage Loan and (ii) those fees, charges and penalties that are passed through to the Investor with respect to such Mortgage Loan under the terms of the applicable Servicing Agreements.
Anti-Money Laundering Laws: The meaning specified in Section 5.14 hereof.
Applicable Law: As of the time of reference and as applicable, any Law or Order applicable to the Mortgage Loans and/or the Mortgage Servicing Rights.
Applicable Requirements: As of the time of reference and as applicable, (i) the terms of the Mortgage Loan Documents, with respect to each Mortgage Loan, (ii) all Applicable Law, (iii) the Servicing Agreement, (iv) the Orders applicable to any Mortgage Loan or Mortgage Servicing Right, (v) all legal and contractual obligations to or with any Insurer, Investor, or Governmental Entity applicable to any Mortgage Loan or Mortgage Servicing Right including those contained in any Guide and (vi) Accepted Servicing Practices.
Assignment of Mortgage: An assignment of Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction where the related Mortgaged Property is located to reflect the transfer of the Mortgage instrument identified therein from the transferor to the transferee named therein or if the related Mortgage has been recorded or previously assigned in the name of MERS or its designee, such actions as are necessary to cause the designee to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.
Business Day: Any day other than (a) a Saturday or Sunday, or (b) a federal holiday or a day on which banking institutions in California, New York or Texas are authorized or obligated by law or by executive order to be closed.
Certified Pool: The meaning specified in Section 3.01(e)(ii) hereof.
Closing: The meaning specified in the definition of Sale Date.

Collateral File: With respect to each Mortgage Loan, that file containing the Mortgage Loan Documents or, as permitted by Applicable Requirements, copies thereof, required by Investor pursuant to Applicable Requirements to be held by the Custodian.
Corporate Advances: Advances related to a Mortgage Loan expended by Seller in accordance with the Servicing Agreement (other than P & I Advances and T & I Advances), including attorney fees and costs, property preservation, property inspection, and valuation fees, as well as other default and enforcement related expenses.
Credit and Servicing File: All of the documents, which may be originals, copies or electronically imaged and indexed, pertaining to the origination or servicing of each Mortgage Loan, which are in the possession of or under the control of Seller or any agent of Seller, which will include in all instances (i) originals or copies of the Mortgage Loan Documents and (ii) all credit and servicing related documentation relating to the origination and servicing of such Mortgage Loan that are necessary to service the Mortgage Loan in accordance with the Applicable Requirements.
Custodial Accounts: The accounts in which Custodial Funds are deposited and held by or for any Servicer.
Custodial Funds: All funds held by or for Seller with respect to the Mortgage Loans, including all funds attributable to the payment of principal and interest and any other funds due Investor, buydown funds and Escrow Funds.
Custodian: The Person approved by the Investor to hold the Collateral Files.
Cutoff Date: April 1, 2019.
Cutoff Time: The close of business on the Estimation Date or Cutoff Date, as applicable.
Designated Institution: The meaning specified in Section 7.08(a) hereof.
Early Payoff Loan: The meaning specified in Section 3.04 hereof.
Encumbrances: Any claims, liens, encumbrances, pledges, easements, servitudes, covenants, restrictions of record, mortgages, deeds of trust, security interests, Orders, options, equitable interest, rights of first refusal, preemptive rights, irrevocable proxies, charges or similar rights of any type, kind or nature.
Escrow Funds: Funds held by Servicer with respect to the related Mortgage Loans for the payment of taxes, assessments, insurance premiums, ground rents, funds from hazard insurance loss drafts, other mortgage escrow and impound items and similar charges (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if applicable).
Escrowed Mortgage Loans: Mortgage Loans for which an escrow or impound account is maintained by Seller to hold and disburse Escrow Funds for such Mortgage Loan as of the Cutoff Date.
Estimated Purchase Price: As described in Section 3.01(b) and the Estimated Purchase Price Computation Worksheet (Exhibit A-1).
Estimation Date: The meaning specified in Section 3.01(b) hereof.
Executive Order: The meaning specified in Section 5.14 hereof.

Federal Funds Rate: For any date of determination, the federal funds rate as reported in the Federal Reserve H.15(519) Statistical Release as of the first Business Day of the month in which such date of determination falls, or if such Statistical Release is no longer published, the average of the “high” and the “low” interest rate for reserves traded among commercial banks for overnight use in amounts of one million dollars ($1,000,000.00) or more, as reported by The Wall Street Journal under “Federal Funds” rates as of the first Business Day of the month in which such date of determination falls.
FEMA-Identified Disaster Area Holdback: With respect to any Mortgage Loans located in a FEMA-identified disaster area, if PennyMac discovers that material damage to the related Mortgaged Property exists as of the Sale Date, a holdback for the identified Mortgage Loan in the amount of the estimated necessary repairs or future losses related to such damage as set forth on Schedule 3.01(e)(vi).
FHA: The Federal Housing Administration or any successor thereto.
Final Purchase Price: As described in Section 3.01(c) and the Final Purchase Price Computation Worksheet (Exhibit A-2).
Fundamental Reps: (a) With respect to Seller, Sections 4.01 (Due Organization and Good Standing), 4.02 (Authority and Capacity), 4.03 (Title to the Purchased Assets), Section 4.04 (No Conflict), Section 4.07 (Litigation and Orders), 4.09 (Solvency), 5.01(b) (Mortgage Servicing Rights) and 5.02 (Recourse Status), and (b) with respect to Purchaser, Sections 6.01 (Due Organization and Good Standing) and 6.02 (Authority and Capacity).
GNMA: The Government National Mortgage Association or any successor thereto.
GNMA Mortgage Pool: With respect to the Mortgaged Servicing Rights sold hereunder, one or more related Mortgage Loans that have been aggregated pursuant to the requirements of GNMA and have been pledged to secure or support payments on specific securities or participation certificates or whole loan pools, and includes Mortgage Loans that are in the process of being initially certified to GNMA by the Custodian therefor pursuant to the requirements of GNMA for inclusion in a future GNMA Mortgage Pool.
Governmental Entity: Any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, national, supranational, state, provincial, or local, any similar government, governmental, regulatory or administrative agency, commission, instrumentality or authority thereof (including the Regulator and any Agency), or any court, tribunal, judicial or arbitrator (public or private), or self-regulatory organization.
Guides: Any and all applicable rules, regulations, requirements and guidelines of any Investor or Insurer, as the same may be amended from time to time, including (a) the handbooks of HUD, the VA and the RHS and (b) the GNMA Mortgage Backed Securities Guides.
HAMP: The Home Affordable Modification Program as administered by FHA, RHS, VA, Freddie Mac or Fannie Mae as agent for the U.S. Department of Treasury, as applicable.
High Cost Loan: Any Mortgage Loan that is or should have been identified as an exception to the representations and warranties made in Section 5.11.
Holdback Amount: The meaning specified in Section 3.01 hereof.
HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Section 18a and the regulations promulgated thereunder.

HUD: The United States Department of Housing and Urban Development or any successor thereto.
Insurer: (i) Any Agency that insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, and any provider of hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or Mortgaged Property, as the case may be, including any Governmental Entity, or (ii) a Person who provides, with respect to the Servicing Agreement or any Applicable Requirement, any fidelity bond, direct surety bond, letter of credit, other credit enhancement instrument or errors and omissions policy.
Interim Advances: The meaning specified in Section 3.03 hereof.
Interim Servicing Agreement: The Interim Servicing Agreement to be dated the Sale Date between Seller and Purchaser pursuant to which the Mortgage Loans will be subserviced by Seller on behalf of Purchaser during the period between the Sale Date and the Servicing Transfer Date for such Mortgage Loans, substantially in the form of Exhibit F hereto.
Investor: GNMA.
Law: Any federal, state, local, municipal, foreign, international, or multinational constitution, law, rule, requirement, Order, ordinance, common law, regulation, statute, or treaty of any Governmental Entity, including those relating to consumer credit and mortgage lending, selling, servicing, brokering or securitizing (including but not limited to the Real Estate Settlement Procedures Act, the federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, the Federal Trade Commission Act, the Servicemembers Civil Relief Act, the Gramm-Leach-Bliley Act and all applicable state laws related to the foregoing) and laws covering predatory lending, fair housing and unfair and deceptive practices, the Code, state adaptations of the Uniform Commercial Code and the Uniform Consumer Credit Code, any environmental Law, and any securities Laws.
Legacy Advances: The meaning specified in Section 3.03 hereof.
Limited Power of Attorney: The meaning specified in Section 2.03(b) hereof.
Loss or Losses: Any and all out of pocket losses, damages, deficiencies, claims, costs, penalties or expenses, including denied insurance or guaranty benefits, reasonable attorneys’, accountants’, consultants’ and other professionals’ fees and disbursements, other costs of investigation and litigation, and, in the case of indemnification under Section 11.01(g) or Section 11.02(c), Purchaser’s or Seller’s hedge cost (respectively) incurred in connection with the anticipated closing of the Transaction and the estimated lost opportunity cost due to Purchaser’s inability to deliver re-performing Mortgage Loans into GNMA Mortgage Pools, but excluding (i) any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, or any cost for the time of any Party’s employees not involving overtime payments, (ii) ordinary deductions from the calculation of insurance or guaranty benefits by an Insurer assuming the Servicer complied with Applicable Requirements, including payment of interest by FHA at the debenture rate rather than the Mortgage Note rate and deductions for a portion of expenses and interest, (iii) prepayment interest shortfalls payable to securities holders for the accrual of interest on mortgage-backed securities in excess of the amount payable by the Mortgagor upon the full prepayment of a Mortgage Loan.
Loss Mitigation: Any modified payment arrangements, trial, permanent and in-process loan modifications, forbearance plans, short sales, deed-in-lieu agreements and any other non-foreclosure home retention or non-retention option offered by Seller and made available to the Mortgagor.

MERS: Mortgage Electronic Registration Systems, Inc., or any successor thereto.
Mortgage: The mortgage, mortgage deed, deed of trust or other instrument creating a first lien or first priority ownership interest on an unsubordinated estate in fee simple in real property securing the Mortgage Note and related to a Mortgage Loan, including any riders, addenda, assumption agreements or modifications relating thereto; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor, as the case may be, including any riders, addenda, assumption agreements or modifications relating thereto.
Mortgage Loan: Each of those mortgage loans described in the Mortgage Loan Schedule.
Mortgage Loan Documents: With respect to each Mortgage Loan, (i) the original Mortgage Loan documents required to be held by the Custodian, including the Mortgage Note, and if applicable, cooperative mortgage loan related documents and a power of attorney, a New York Consolidation, Extension and Modification Agreement, or other modification documents; and (ii) all documents required by Investor to be held under and in accordance with the Applicable Requirements.
Mortgage Loan Schedule: The schedule of the Mortgage Loans setting forth the information with respect to each Mortgage Loan identified in Exhibit A, as may be updated and amended, and which will be delivered in electronic form.  There will be a preliminary and a final Mortgage Loan Schedule.
Mortgage Note: With respect to any Mortgage Loan, the note or other evidence of indebtedness of the Mortgagor thereunder, including, if applicable, allonges and lost note affidavits.
Mortgage Servicing Rights: The rights and responsibilities with respect to servicing the Mortgage Loans under the Servicing Agreement, including any and all of the following if and to the extent provided therein: (a) all rights to service a Mortgage Loan; (b) all rights to receive Servicing Fees and Ancillary Income; (c) the right to collect, hold and disburse escrow payments or other payments with respect to the Mortgage Loan and any amounts actually collected with respect thereto and to receive interest income on such amounts to the extent permitted by Applicable Requirements; (d) all accounts and other rights to payment related to any of the property described in this paragraph; (e) possession and use of any and all Credit and Servicing Files pertaining to the Mortgage Loan or pertaining to the past, present or prospective servicing of the Mortgage Loan; (f) to the extent applicable, all rights and benefits relating to the direct solicitation of the related Mortgagors for refinance or modification of the Mortgage Loans and attendant right, title and interest in and to the list of such Mortgagors and data relating to their respective Mortgage Loans; (g) all other rights of Seller under the Servicing Agreement; (h) the responsibilities and obligations associated with servicing a Mortgage Loan including the responsibilities under the Applicable Requirements; (h) the responsibilities and obligations associated with servicing a Mortgage Loan including the responsibilities under the Applicable Requirements; and (i) any and all rights, powers and privileges incident to any of the foregoing.
Mortgaged Property: Any real or other property permitted by Applicable Requirements securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property (excepting condominiums), improved by a residential dwelling, or other property permitted by Applicable Requirements.
Mortgagor: An obligor or co-signer under a Mortgage Loan and his/her successors in title to the Mortgaged Property.

MSR Reimbursement Price: An amount equal to (i) the unpaid principal balance of the Mortgage Loan (as of the applicable date of determination) to which the Mortgage Servicing Rights relate, multiplied by (ii) the product of (a) the Purchase Price Multiple and (b) the related Servicing Fee Percentage; provided that after the date five (5) years after the Sale Date, the MSR Reimbursement Price will be zero dollars ($0.00).
Net Interest: Interest calculated at the annual rate of interest on a Mortgage Loan less Net Servicing Fees.
Net Servicing Fees: The base, monthly Servicing Fees based on a percentage of the outstanding principal balance of the Mortgage Loans payable to Seller prior to the Cutoff Date, less (i) any guarantee fees due to the Investor and (ii) any other components of the Servicing Fees that Seller is not entitled to retain as compensation pursuant to the Servicing Agreement.
Non-Recoverable Advances: The meaning specified in Section 3.03 hereof.
OFAC Regulations: The meaning specified in Section 5.14 hereof.
Order: Any preliminary or permanent order, injunction, judgment, decision, verdict, subpoena, mandate, directive, decree, ruling, writ, assessment, arbitration award, or other similar determination or finding by, before, or under the supervision of any Governmental Entity or arbitrator.
Originator: With respect to any Mortgage Loan, any Person(s) that (i) took the loan application, (ii) processed the loan application, (iii) underwrote the loan application, or (iv) closed and/or funded the Mortgage Loan.
P & I Advances: Principal and Net Interest advances expended by Seller in accordance with the Servicing Agreement (net of prepaid principal and interest, as applicable).
Party/Parties: The meaning specified in the first paragraph of this Agreement.
Permit: Any license, permit, order, consent, variance, registration, authorization, approval, qualification, certificate or similar rights with or from any Agency, Governmental Entity or pursuant to any Law.
Person: Any individual, partnership, corporation, limited liability company, business entity, banking entity, joint stock company, trust, unincorporated organization, joint venture or other entity.
Prior Servicer: Any Person that serviced or subserviced any Mortgage Loan before Purchaser became the Servicer of the Mortgage Loan.
Purchase Price: The product of the Stated Principal Balance of the Mortgage Loans multiplied by the Purchase Price Percentage.
Purchase Price Multiple: [***]

Purchase Price Percentage: (a) With respect to the Servicing Rights in the aggregate, a percentage equal to the product of (i) the Purchase Price Multiple and (ii) the Weighted Average Servicing Fee Percentage, or (b) with respect to the Servicing Rights related to an individual Mortgage Loan, a percentage equal to the product of (i) the Purchase Price Multiple and (ii) the Servicing Fee Percentage for such Mortgage Loan.

Purchased Assets: The meaning specified in Section 2.01 hereof.
Purchaser: PennyMac Loan Services, LLC, its successors and permitted assigns and the meaning specified in the first paragraph of this Agreement.
Purchaser Material Adverse Effect: A material and adverse effect upon the ability of Purchaser to consummate the Transactions or perform its obligations under the Transaction Documents.
Recourse: Any arrangement pursuant to which the Servicer or any successor Servicer bears the risk of all or any part of the ultimate credit losses (including with respect to any credit enhancements) incurred in connection with a default under, or the foreclosure of, acceptance of deed in lieu of foreclosure or related action in connection with, a Mortgage Loan, except that Recourse does not include losses in connection with a failure by the Servicer or any successor Servicer to comply with Applicable Requirements nor does it include the loss of any servicing fees or other servicing compensation. For the avoidance of doubt, any ordinary servicing obligations under the GNMA Mortgage Backed Securities Guides shall not be deemed to constitute “Recourse.”
Regulator: The Consumer Financial Protection Bureau or any successor thereto, or any other Governmental Entity having jurisdiction over Seller or Purchaser.
Related Escrow Accounts: Mortgage Loan escrow/impound accounts maintained by Seller relating to the Mortgage Servicing Rights, including accounts for buydown funds, real estate taxes and flood and hazard insurance premiums.
Related Parties: With respect to a Person, such Person’s officers, directors, shareholders, partners, members, owners, managers, employees and Affiliates.
Release Conditions: The meaning specified in Section 3.01(e)(iv) hereof.
Repurchase Price: As defined for Seller’s repurchase of Mortgage Loans and the related Mortgage Servicing Rights in Section 11.03(c).
RHS: The Rural Housing Service, an agency of the United States Department of Agriculture and any successor thereto and including the Farmers Home Administration, as the predecessor in interest to the Rural Housing Service.
Sale Date: The date indicated on the GNMA executed and released Servicing Agreement Consent, which shall be March 29, 2019, assuming that all conditions precedent to Closing have been satisfied in accordance with Article VIII and Article IX, or if all such conditions precedent to Closing have not been satisfied on that date, such later date as agreed to in writing between the Parties on which all such conditions precedent have been satisfied.  The consummation of certain Transactions on the Sale Date, at such time on the Sale Date as is mutually agreed to by the Parties, shall be referred to herein as the “Closing.”
Seller: HomeStreet Bank, its successors and assigns and the meaning specified in the first paragraph of this Agreement.
Seller Material Adverse Effect: Any event, state of facts, development, circumstance, occurrence, change or effect that, individually or in the aggregate, has had or might be reasonably expected to have, a material and adverse effect on (a) the Purchased Assets being sold on the Sale Date in the aggregate, (b) the ability of Seller to consummate the Transactions or perform its obligations under the Transaction Documents or (c) the ability of Purchaser to own and/or administer the Mortgage Servicing Rights in the ordinary course as owned and administered by Seller as of the date of this Agreement and in accordance with the Applicable Requirements; provided, that, for purposes of this Agreement, a Seller Material Adverse Effect shall not include any such effect to the extent resulting from (i) changes to the housing or mortgage market or the mortgage servicing industry generally; (ii) general economic, regulatory or political conditions or changes in the United States, including with respect to financial, banking or securities markets; (iii) military action or acts of terrorism or (iv) changes in Law or the Applicable Requirements that become effective after the date hereof that Seller is required to adopt in accordance therewith; provided further, that, in the case of each of clauses (i), (ii) and (iv), none of the Purchased Assets, the ability of Seller to consummate the Transactions or perform its obligations under the Transaction Documents or the ability of Purchaser to own and/or administer the Mortgage Servicing Rights are, or might reasonably likely to be, materially disproportionately affected by such effect as compared to other Persons engaged in the conduct of the business of Servicing residential mortgage loans.
Servicer: With respect to any Mortgage Loan, a party contractually obligated to service the Mortgage Loan.
Servicing: The responsibilities with respect to servicing the Mortgage Loans under the Applicable Requirements, whether performed as a Servicer, subservicer or interim Servicer, including the responsibility to obtain timely final certification or re-certification of GNMA Mortgage Pools.
Servicing Agreement: The contracts, and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the Investor and Servicer, with respect to the Mortgage Servicing Rights, consisting of, as applicable, the contracts and other documents, including the Guides (as each such contract and other document has been amended from time to time), under which Seller or Purchaser, as applicable, is obligated to service the Mortgage Loans relating to the Mortgage Servicing Rights.
Servicing Agreement Consent: The consent, approval or authorization that is required from Investor or any other third party, as applicable, or that is required pursuant to the terms of the Servicing Agreement in order to assign or otherwise transfer the Servicing Agreement and related Mortgage Servicing Rights to Purchaser pursuant to the terms of this Agreement, which consent, approval or authorization shall (i) satisfy the Applicable Requirements under the Servicing Agreement, if any, with respect to the assignment or transfer of the Servicing Agreement and related Mortgage Servicing Rights to, and assumption of the Servicing Agreement and related Mortgage Servicing Rights by, Purchaser pursuant to the terms of this Agreement and (ii) be unconditional, subject to, in the case of GNMA, GNMA’s prohibition on the transfer of Issuer (as that term is defined in GNMA’s Applicable Requirements) responsibility for non-timely certified or recertified GNMA Mortgage Pools and any conditions based on the financial standing of the Purchaser or its capacity to handle the Servicing transfer.
Servicing Fee Percentage: The percentage that is used to calculate the related Servicing Fee of a Mortgage Loan pursuant to the applicable Servicing Agreement.
Servicing Fees: All compensation payable to Seller under the Servicing Agreement, including each servicing fee payable based on a percentage of the outstanding principal balance of the Mortgage Loans and any additional incentive compensation payable under HAMP, which incentive compensation shall be due to Purchaser after the Servicing Transfer Date, and any payments received in respect of the foregoing and proceeds thereof.
Servicing Transfer Date: The date on which the physical transfer of servicing of the Mortgage Loans to Purchaser occurs on the books and records of the Investor. The Servicing Transfer Date shall be as set forth on Schedule 3.02(a), or as otherwise mutually agreed upon by the Parties, subject to the requirements of the Investor.
Servicing Transfer Instructions: The instructions detailing the procedures pursuant to which Seller shall effect each transfer of the Mortgage Servicing Rights, Advances, Custodial Funds, Credit and Servicing Files and Collateral Files to Purchaser, substantially in the form attached hereto as Exhibit E, with such changes as the Parties may mutually agree upon.
Solvent: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its liabilities as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its liabilities as they mature, (d) such Person does not intend to, and does not believe that it will, incur liabilities beyond such Person’s ability to pay as such liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.
Stated Principal Balance: For the purposes of the Estimated Purchase Price, the unpaid principal balance of the Mortgage Loans at the Cutoff Time on the Estimation Date (as defined in Section 3.01(b)), and for the purposes of the Final Purchase Price, the unpaid principal balance of the Mortgage Loans as of the Cutoff Date.
Subsequent Transfer Date: The meaning specified in Section 11.04(c) hereof.
T & I Advances: Advances expended by Seller for the payment of taxes and insurance amounts due related to the Mortgage Loans, in accordance with the Servicing Agreement.
Termination Date: The earlier to occur of July 15, 2019 or such earlier date as the Agreement is terminated in accordance with Article X.
Third Party Claim: The meaning specified in Section 11.01 hereof.
Trailing Documents: Mortgage Loan Documents that are required by Investor pursuant to Applicable Requirements to be part of the Collateral File that, as of the time of reference, are (i) in the custody of counsel in accordance with Applicable Requirements or (ii) have been submitted for recording and have not yet been returned by the applicable recording office.
Transaction Documents: The Interim Servicing Agreement and this Agreement (including, in each case, any and all exhibits, schedules and attachments to any such documents and any other documents executed or delivered in connection therewith).
Transactions: The sale of the Purchased Assets by Seller to Purchaser and the other transactions contemplated by this Agreement.
VA: The United States Department of Veterans Affairs and any successor thereto.
VA Renovation Loan: A VA-guaranteed Mortgage Loan that enables a Mortgagor to obtain a purchase transaction Mortgage Loan or a limited cash-out refinance Mortgage Loan and receive funds to cover the costs of substantial repairs, remodeling, renovations, or energy improvements to the Mortgaged Property.

VA Servicer Guide: The VA Servicer Guide, as published by the VA and as the same may be amended from time to time.
Weighted Average Servicing Fee Percentage: The weighted average (based on Stated Principal Balances) of the Servicing Fee Percentages attributable to the Mortgage Loans (expressed as a percentage), which is equal to [***]%.
Section 1.02    General Interpretive Principles.
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
(b)Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States of America;
(c)References herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;
(d)A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;
(e)The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
(f)The term “include” “includes” or “including” shall be deemed to be followed by the phrase “without limitation”; and
(g)Any and all capitalized terms which are not defined herein and which are defined in the Servicing Agreement shall have their respective meanings set forth in the Servicing Agreement.
ARTICLE II
SALE AND TRANSFER OF SERVICING
Section 2.01    Items to be Sold.
(h)Subject to, and upon the terms and conditions of this Agreement, Seller shall, as hereinafter provided, sell, transfer, and deliver to Purchaser all of Seller’s right, title and interest in and to the Mortgage Servicing Rights, the right to receive reimbursement of all outstanding Advances as of the Cutoff Date, Custodial Funds, Collateral Files and Credit and Servicing Files, each subject to the Guides and Servicing Agreement(s) (collectively, the “Purchased Assets”), and Purchaser agrees to purchase and such right, title and interest in and to the Purchased Assets.
(i)Upon the terms and subject to the limitations and conditions of this Agreement and the Interim Servicing Agreement, and subject to Applicable Requirements (including without limitation the rights of the Investor), Purchaser shall, on the Sale Date, assume the contractual duties and obligations of Seller to be performed and pertaining to the period after the Sale Date with respect to the Mortgage Servicing Rights, and related assets described in Section 2.01(a), pursuant to the Servicing Agreements.
Section 2.02    Sale Date.
(j)Sale Date. Subject to, and upon the terms and conditions of this Agreement, including the receipt of the Servicing Agreement Consent, on the Sale Date all legal, beneficial and equitable ownership of and to the applicable Purchased Assets shall be sold, assigned, transferred, conveyed and delivered by Seller to Purchaser, and Purchaser shall purchase from Seller, all legal, beneficial and equitable ownership of and to such Purchased Assets, free and clear of all Encumbrances. Unless otherwise specified in this Agreement, the Parties intend that from and after the Cutoff Date, Purchaser shall receive all economic benefits and be subject to all liabilities from the Mortgage Servicing Rights that accrue and arise from and after the Cutoff Date, and that the sale of the Purchased Assets is intended to be a sale as of the Sale Date for all other purposes.
(k)Deliverables Prior to the Sale Date or Transfer Date. Seller shall deliver the following documents or information prior to the Sale Date or Servicing Transfer Date on the timing set forth below:
(i)As soon as practical but no later than seven (7) Business Days prior to the month proceeding the Sale Date, an Allocation Tape in the form and containing the information specified by Purchaser for each Mortgage Loan which Seller intends to sell the related Mortgage Servicing Rights to Purchaser on the Sale Date;
(ii)As soon as practical but no later than thirty (30) days prior to the Servicing Transfer Date, an electronically imaged and indexed copy of the Credit and Servicing File for each Mortgage Loan which Seller intends to sell the related Mortgage Servicing Rights to Purchaser on the Sale Date;
(iii)Upon request of Purchaser, Seller shall provide Purchaser with all information, not previously provided to Purchaser and as mutually agreed, necessary for Purchaser to deliver to each Mortgagor a written notice meeting the requirements of Section 131(g) of the Truth in Lending Act identifying Purchaser as the new owner or assignee of the Mortgage Loan as required by GNMA and also notifying Mortgagor of the anticipated Servicing Transfer Date; and
(iv)Within three (3) Business Days after the Servicing Transfer Date, Collateral Files to Purchaser’s Custodian.
(l)Deliverables on Sale Date. The following documents shall be exchanged between the Parties (as applicable) on or prior to the Sale Date:
(i)The duly executed corporate resolutions and certificate of Purchaser required by Sections 9.03 and 9.04;
(ii)The duly executed corporate resolutions and certificate of Seller required by Sections 8.06 and 8.07;
(iii)The executed Interim Servicing Agreement; and
(iv)Any other documents required by this Agreement to be delivered on or prior to the Sale Date.
Section 2.03    Servicing Transfer Date.
On the Servicing Transfer Date:

(m)Purchaser shall commence Servicing, and Seller shall cease all Servicing activity related to, the Mortgage Loans for which the Mortgage Servicing Rights are transferred on such Servicing Transfer Date; and
(n)Seller shall provide Purchaser or Purchaser’s designee with an executed Limited Power of Attorney in the form attached hereto as Exhibit I (the “Limited Power of Attorney”) to be used by Purchaser or Purchaser’s designee as necessary for Purchaser or Purchaser’s designee to service the applicable Mortgage Loans in accordance with Applicable Requirements. To the extent reasonably necessary after expiration of the Limited Power of Attorney provided on the Servicing Transfer Date, Seller shall provide additional Limited Powers of Attorney to Purchaser upon Purchaser’s request.
Section 2.04    Servicing Transfer Instructions.
In connection with the transfer of the Mortgage Servicing Rights from Seller to Purchaser pursuant to this Agreement, Seller and Purchaser shall follow the Servicing Transfer Instructions and the Servicing Agreement in all material respects. In any instance in which the Servicing Transfer Instructions conflict with the terms of this Agreement, this Agreement shall control. Seller and Purchaser shall work cooperatively to ensure that the process of transferring the Mortgage Servicing Rights complies with Applicable Requirements, including those of the Regulators, and the Servicing Transfer Instructions shall conform to such Applicable Requirements. Seller shall execute the form of letter attached as Exhibit J to authorize HUD to release all data associated with the Mortgage Loans to Purchaser to facilitate the transfer of the servicing of the Mortgage Loans.
ARTICLE III
CONSIDERATION
Section 3.01    Purchase Price.
(o)In consideration for the sale of the Mortgage Servicing Rights to be sold pursuant to Section 2.02(a) and subject to the terms and conditions of this Agreement, Purchaser shall pay to Seller on the Sale Date, a sum equal to ninety percent (90%) of the Estimated Purchase Price (which shall be calculated in accordance with Section 3.01(b)), by wire transfer of immediately available federal funds, to an account designated by Seller.
(p)No later than five (5) Business Days prior to the Sale Date, Seller shall have completed and provided to Purchaser, (i) a preliminary Mortgage Loan Schedule in the form of Exhibit A describing each of the Mortgage Loans as of a date not earlier than ten (10) Business Days prior to the Sale Date (the “Estimation Date”) for which the ownership of the Mortgage Servicing Rights is to be transferred as of the Sale Date and (ii) the Purchase Price Computation Worksheet setting forth the Estimated Purchase Price as of the Sale Date, in the form of Exhibit A-1 and based on information regarding the Mortgage Loans as of the date of such preliminary Mortgage Loan Schedule.
(q)No later than three (3) Business Days following the Sale Date, Seller shall complete and provide to Purchaser (i) a final Mortgage Loan Schedule in the form of Exhibit A describing each of the Mortgage Loans as of the Cutoff Time on the Cutoff Date for which the ownership of the Mortgage Servicing Rights was transferred as of the Sale Date and (ii) the Purchase

Price Computation Worksheet setting forth the Final Purchase Price by reference to the final Mortgage Loan Schedule, in the form of Exhibit A-2 and based on information regarding the Mortgage Loans as of the Cutoff Time on the Cutoff Date.  If the Final Purchase Price is greater than the Estimated Purchase Price, Purchaser shall pay Seller within two (2) Business Days the difference, and if the Final Purchase Price is less than the Estimated Purchase Price, Seller shall pay Purchaser within two (2) Business Days the difference.  If the Parties cannot agree on the Final Purchase Price within a two (2) Business Day period, a disputing Party shall promptly deliver to the other Party a written notice specifying the nature of its dispute (in reasonable detail) and the Parties shall promptly (and, in any event, within ten (10) Business Days thereafter) try in good faith to resolve the dispute.
(r)Notwithstanding the foregoing, the payments of the Purchase Price shall be reduced:
(i) as set forth in Section 3.01(e) and Section 3.04;
(ii)to the extent that Seller buys any modified GNMA Mortgage Loan out of a GNMA Mortgage Pool between the Sale Date and the Servicing Transfer Date and redelivers such Mortgage Loan into a GNMA Mortgage Pool, by the full amount of any such re-delivery premiums received by Seller, with any amount received by Seller after the Sale Date being remitted by wire transfer to Purchaser no later than ten (10) Business Days following receipt; provided that the Purchase Price shall not be reduced with respect to any Mortgage Loans re-delivered pursuant to Purchaser’s re-delivery process.
(s)[***] percent ([***]%) of the Estimated Purchase Price (the “Holdback Amount”) will be retained by Purchaser and shall be paid to Seller as follows:
(i)Within three (3) Business Days after the Servicing Transfer Date, Seller shall deliver to Purchaser Collateral Files and imaged and indexed Credit and Servicing Files, including any updates between the Sale Date and the Servicing Transfer Date, for all Mortgage Loans for which the Mortgage Servicing Rights are transferred on the Sale Date.
(ii)Promptly following the Sale Date, Purchaser and Seller shall cooperate with each other and shall take all actions necessary or advisable to cause each of the GNMA Mortgage Pools for which Mortgage Servicing Rights were transferred on the Sale Date to be certified or recertified in accordance with the Applicable Requirements by the Custodian for the Mortgage Loans included in such GNMA Mortgage Pool. Each GNMA Mortgage Pool certified or recertified by its Custodian pursuant to this Section 3.01(e) is herein called a “Certified Pool”.
(iii)Within thirty (30) days following receipt of the Collateral Files and Credit and Servicing Files, in bulk, Purchaser shall deliver or cause to be delivered to the Seller a report identifying any missing, incomplete or inaccurate (i) items as are required to be in such Collateral Files pursuant to the Guides or (ii) Credit and Servicing Files items necessary for servicing the applicable Mortgage Loan in accordance with Applicable Requirements, other than recorded Assignments of Mortgage required as a result of the Transactions (the “Holdback Items”). On or before the last Business Day of each month during which any Holdback Amount remains outstanding, beginning on the last Business Day of the month following the month in which the initial report is due, Purchaser shall deliver an updated version of such report, reflecting satisfactions, liquidations, and Holdback Items received since the prior report.

(iv)Purchaser shall release to Seller from the Holdback Amount the remaining portion of the Final Purchase Price to Seller as follows: (a) on the last Business Day of any month following the Servicing Transfer Date and during which any open FHA 203(k) Loan or VA Renovation Loan converts to permanent status in accordance with all applicable FHA or VA requirements, as applicable, an amount equal to $[***] for each such FHA 203(k) Loan or VA Renovation Loan, and (b) on a loan level, pro rata basis on the last Business Day of each month (beginning thirty (30) days after the last Business Day of the month following the month in which the initial report described in Section 3.01(e)(iii) is due) for each Mortgage Loan that: (A) has been fully prepaid or liquidated (provided any amounts in respect of an Early Payoff Loan accruing under Section 3.04 with respect to such Mortgage Loan have been paid in full by Seller as required by Section 3.04), (B) with respect to which Purchaser reasonably determines that: (i) no major deficiencies exist in the Collateral File and Credit and Servicing File, it being understood that a deficiency which causes a GNMA Mortgage Pool to be defective shall constitute a major deficiency, and (ii) the related Collateral File and Credit and Servicing File have been received by Purchaser or its Custodian, as directed by Purchaser (C) with respect to which no Holdback Item has been identified by Purchaser, (D) with respect to which all Holdback Items identified have been delivered, or (E) that has been repurchased by Seller, or with respect to which the related Mortgage Servicing Rights have been repurchased by Seller (the “Release Conditions”). Notwithstanding the foregoing, the retained Holdback Amount shall never be less than the greater of: (1) the sum of (Y) FEMA-Identified Disaster Area Holdback until released under the terms set forth in Section 3.01(e)(vi), and (Z) the product of $[***] and the number of open FHA 203(k) Loans and VA Rehabilitation Loans, for which the improvements have not been completed, disbursement of the final draw has not occurred, or all final reporting obligations in FHA Connection and to the Agency or Investor, as applicable, have not been satisfied (unless Seller has repurchased such Mortgage Loan as required by Sections 5.12 and 11.03), or (2) the greater of (A) $[***] or (B) $[***] per Mortgage Loan with missing or defective Collateral File documents, until such time as all of the Release Conditions have been satisfied.
(v)On the date that occurs one (1) year following the Servicing Transfer Date, Purchaser shall release the remainder of the Holdback Amount in excess of the amounts of out-of-pocket costs and expenses Purchaser reasonably believes will be necessary to cure, correct or replace any remaining Holdback Items, as reasonably documented to Seller. Seller further agrees that Purchaser shall be entitled to set off against the Holdback Amount any other fees, costs or other amounts due from Seller to Purchaser under this Agreement, provided Purchaser has provided Seller with written notice of and demand for such amount and an opportunity to respond, and except that Purchaser shall not be entitled to set off any amounts for claims for indemnification or payment of a MSR Reimbursement Price if the validity of such claim is disputed in good faith by Seller in writing.
(vi)Purchaser shall release from the FEMA-Identified Disaster Area Holdback the remaining portion of the Final Purchase Price to Seller as follows. Once Purchaser (i) determines in its reasonable discretion that all necessary repairs to the Mortgaged Property have been completed to minimum Agency property standards as supported by a property inspection, or (ii) receives all proceeds upon repurchase of the related delinquent Mortgage Loan and Mortgage Servicing Rights by Seller as provided in Section 5.08, Purchaser shall release any FEMA-Identified Disaster Area Holdback related to such Mortgage Loan.

Section 3.02    Servicing Transfer Date.
On the Servicing Transfer Date, (x) Seller shall cease to be the Servicer in respect of the applicable Mortgage Loans as set forth on Schedule 3.02(a) and (y) the transfer of Servicing thereof to Purchaser shall occur on the books and records of the Investor; provided, however, that in the case of both clauses (x) and (y), with respect to any Mortgage Loans that are serviced pursuant to the Servicing Agreement, only to the extent that the Servicing Agreement Consent is in full force and effect on such date. Within three (3) Business Days after the Servicing Transfer Date or such earlier period provided below, Seller shall provide or cause to be provided to Purchaser, as applicable:
(t)One or more readable tapes or electronic data files, in a form and content as mutually agreed, within two (2) Business Days after the Servicing Transfer Date, to allow Purchaser to service such Mortgage Loans in accordance with the Servicing Agreement following such Servicing Transfer Date;
(u)All of the Credit and Servicing Files in the possession of Seller and sufficient to enable Purchaser to assume the responsibility for and to conduct the Servicing of such Mortgage Loans in compliance with the Applicable Requirements in all material respects following such Servicing Transfer Date, as required by Section 7.06;
(v)With respect to such Mortgage Loans, Seller’s accounting to Purchaser and reconciliation of all outstanding Advances, suspense, and partial and unapplied funds, all made in accordance with the Servicing Agreement, the Applicable Requirements and the Interim Servicing Agreement; and
(w)All of the Collateral Files related to such Mortgage Loans in the possession of Seller’s Custodian, other than Trailing Documents, which may be by internal delivery with the Custodian if Purchaser’s and Seller’s Custodian are the same entity.
Section 3.03    Payment for Advances.
Not later than five (5) Business Days after the Sale Date, Seller shall provide a statement to Purchaser of the amount of all Advances (i) that were funded on or prior to the Cutoff Date by or on behalf of Seller under the Servicing Agreement relating to the Mortgage Loans, (ii) that were properly made by Seller thereunder, (iii) to which Seller is entitled to reimbursement by the applicable Mortgagor, Investor or Insurer, and (iv) for which Seller has not previously been reimbursed (the “Legacy Advances”), which statement will include a listing of each Mortgage Loan, the dollar amount and nature of each such Legacy Advance, the portion (if any) of such Legacy Advance which is non-recoverable from any of the Mortgagor, the Investor or Insurer (the “Non-Recoverable Advances”), the amount of which Non-Recoverable Advances shall be determined in a manner reasonably satisfactory to Purchaser. No later than five (5) Business Days after the Servicing Transfer Date, Seller shall provide Purchaser with customary documentation and support, which may be in electronic form, for such Legacy Advances and any Advances made during the period between the Cutoff Date and the Servicing Transfer Date (“Interim Advances”). As used in this Section 3.03, the term “customary documentation and support” shall be interpreted broadly and mean such information that is customary for prudent servicers in the industry servicing similar types of loans to maintain in connection with such an advance.
With respect to Corporate Advances, within thirty (30) calendars days after Seller provides such customary documentation and support and not sooner than thirty (30) calendar days after the Sale Date, Purchaser shall pay Seller, by wire transfer of immediately available federal funds to an account designated by Seller, an amount equal to one hundred percent (100%) of the outstanding Legacy Advances and Interim Advances, less the aggregate amount of all Non-Recoverable Advances, provided that Purchaser shall not have to pay for a Legacy Advance or Interim Advance until Purchaser has been provided by Seller prior to the required payment by Purchaser with such customary documentation and support for such Legacy Advance or Interim Advance. With respect to T&I Advances, within five (5) Business Days following the Servicing Transfer Date, the Parties shall mutually agree on the amount to settle the Escrow Funds, with the aggregate amount of the related Legacy Advances or Interim Advances less all Non-Recoverable Advances which are T&I Advances being netted from the aggregate Escrow Funds and Seller or Servicer, as applicable, wiring such net Escrow Funds to the other Party. With respect to P&I Advances, within two (2) Business Days prior to the Seller’s final GNMA remittance date and following the Servicing Transfer Date, Purchaser shall wire to Seller or Servicer, as applicable, the aggregate amount of the related Legacy Advances or Interim Advances less all Non-Recoverable Advances which are P&I Advances.
Purchaser shall provide notice to Seller of the basis for concluding that any Legacy Advances are Non-Recoverable Advances and give Seller a reasonable opportunity to provide additional supporting documentation to rebut such conclusion. The Parties shall promptly try in good faith to resolve any dispute following Seller’s submission of such additional supporting documentation. Notwithstanding the foregoing, or anything else to the contrary in this Agreement, with respect to the Mortgage Loans where Seller has only advanced the 30-day or 60-day interest payments, such advances shall be deemed recoverable (and shall not be considered “Non-Recoverable Advances”), provided that Seller shall continue to indemnify Purchaser for any Losses to the extent required pursuant to Section 11.01(d).
Section 3.04    Voluntary/Early Repayment and Seller Refinancing.
With respect to any Mortgage Loan which is paid in full within sixty (60) days after the Sale Date, other than a Mortgage Loan that is paid in full as a result of a refinancing by or as a result of efforts of Purchaser or any of its Affiliates (an “Early Payoff Loan”), Seller shall reimburse Purchaser for the Mortgage Servicing Rights pertaining to such Mortgage Loan in an amount equal to the Purchase Price Percentage for such Mortgage Loan multiplied by the unpaid principal balance of such Mortgage Loan as of the last day of the month prior to the month in which such Mortgage Loan was paid in full. The unpaid principal balance of the Mortgage Loans used to calculate such MSR Reimbursement Price shall be as of the month end prior to being paid in full by such Seller refinancing. Seller shall pay Purchaser such reimbursements that become due under this Section 3.04 on a monthly basis on the eighteenth (18th) day of each calendar month, with each such monthly payment that has occurred during the immediately preceding calendar month.
Section 3.05    Correction of Errors.
If, prior to or within 12 months subsequent to the payment of any amounts due under this Article III to either Party, the outstanding principal balance as of the Cutoff Date of any Mortgage Loan or any applicable Advance is found to be in error, or if for any reason the Purchase Price or such other amounts is found to be in error, the Parties shall mutually agree to an appropriate adjustment (and an associated reconciliation statement or other such documentation with respect to such adjustment), and the Party benefiting from the error shall pay to the other Party an amount sufficient to correct and reconcile the Purchase Price or such other amounts, as mutually agreed by the Parties. If Seller caused such error, such payment shall be accompanied by a payment of interest on the applicable amount computed at the Federal Funds Rate for the period from the Sale Date to the date of payment in full of such amount. Such amounts shall be paid by the applicable Party within ten (10) Business Days from receipt of satisfactory written verification of amounts due; provided, however, that if the Parties cannot agree on such amounts within such ten (10) Business Day period, a disputing Party shall promptly deliver to the other Party a written notice specifying the nature of its dispute (in reasonable detail) and the Parties shall promptly (and, in any event, within ten (10) Business Days thereafter) try in good faith to resolve the dispute.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES AS TO SELLER
As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as of the date hereof and as of the Sale Date as follows:
Section 4.01    Due Organization and Good Standing.
Seller is a state chartered bank, duly organized, validly existing and in good standing under the Laws of the State of Washington. Seller is authorized to transact business in each jurisdiction in which Seller transacts business, and in each jurisdiction where a Mortgaged Property is located, in accordance with Applicable Requirements, except where the failure to be so qualified has not and would not reasonably be expected to, individually or in the aggregate, (A) result in a Seller Material Adverse Effect, (B) impair in any material respect the ability of Seller or any of its applicable Affiliates to perform its obligations under this Agreement or any of the Transaction Documents, or (C) prevent or materially impede or delay the consummation of the Transactions in accordance with the terms and conditions of this Agreement.
Section 4.02    Authority and Capacity.
Seller has all requisite power, authority and capacity, subject to approvals required pursuant to Section 7.02 and such other consents and approvals as are required hereunder, to enter into this Agreement and each other applicable Transaction Document and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other applicable Transaction Document, and the consummation of the Transactions, have been duly and validly authorized by all necessary action. This Agreement constitutes, and each other applicable Transaction Document constitutes or will constitute, a valid and legally binding agreement of Seller enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Seller of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting the enforcement of creditors’ rights generally, and by general equity principles.
Section 4.03    Title to the Purchased Assets.
Seller is, and as of the Sale Date shall be, the sole and lawful owner of all right, title and interest in and to the Purchased Assets in accordance with Applicable Requirements, free and clear of any and all Encumbrances of any kind or nature whatsoever, is responsible for the maintenance of the Related Escrow Accounts and Custodial Accounts, and has, or as of the Sale Date shall have, the sole right and authority, subject to the Servicing Agreement Consent, to transfer the Purchased Assets sold on the Sale Date, including the rights to reimbursement for related Advances paid for by Purchaser as contemplated hereby. The transfer, assignment and delivery of the Purchased Assets, including the rights to reimbursement for Advances paid for by Purchaser and of the Related Escrow Accounts and Custodial Accounts, as applicable, shall vest in Purchaser all rights to the Purchased Assets in accordance with Applicable Requirements, free and clear of any and all Encumbrances of any kind or nature whatsoever. For the avoidance of doubt, Seller represents and warrants that it has not financed the Mortgage Servicing Rights pursuant to any loan and security agreement, master repurchase agreement, securitization, or similar financing arrangements. There are no rights of first refusal, rights of first offer or other similar rights of any Person that would be applicable to any of the Transactions or the execution, delivery or performance by Seller under this Agreement.

Section 4.04    No Conflict.
The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, compliance with the terms hereof and thereof, and the consummation of the Transactions will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its certificate of organization or formation, or, upon obtaining the Servicing Agreement Consent, any instrument or agreement to which it is a party or by which it is bound or which affects the Purchased Assets, or any Applicable Requirements applicable to it or to the Purchased Assets, or any other provision of applicable Law or of any Order or Permit by which Seller is bound or to which Seller is a party, which violation, breach or default would reasonably be expected to (A) result in a Seller Material Adverse Effect, (B) impair in any material respect the ability of Seller or any of its applicable Affiliates to perform its obligations under this Agreement or any of the Transaction Documents or (C) prevent or materially impede or delay the consummation of the Transactions in accordance with the terms and conditions of this Agreement; or result in the creation or imposition of any Encumbrance upon any Purchased Assets or any of the Mortgage Loans; or impair the ability of Purchaser to continue to Service the Mortgage Loans in a manner consistent with Applicable Requirements.
Section 4.05    Membership and Standing; Permits.
(x)MERS Membership. Seller is an approved member in good standing of the MERS system.
(y)Seller/Servicer Standing. Seller is (i) an approved servicer, seller/servicer or issuer, as applicable, of mortgage loans for GNMA, FHA, RHS and VA, (ii) properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the Servicer under the Servicing Agreement and Applicable Law, and (iii) qualified to act as the Servicer under the Servicing Agreement, and no event has occurred which would make any Seller unable to comply with all such eligibility requirements or which would require notification to GNMA, FHA, RHS or VA. Seller has not received any written notice from any Governmental Entity that it intends to terminate or restrict Seller’s status as an approved Servicer in its programs for which Seller is registered, approved or authorized.
(z)Permits. Seller has all other Permits that are required for Seller to own and administer the Mortgage Servicing Rights, except where the failure to obtain such Permits would not have, individually or in the aggregate, a material adverse effect on the ownership and administration of any of the Mortgage Servicing Rights. Seller has complied in all material respects with all requirements in connection with such Permits and such Permits are in full force and effect and, to the knowledge of Seller, no suspension or cancellation of any of them has been threatened and the Permits will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the Transactions. Seller has not received any notice or other written communication from any Governmental Authority or Regulator that such Governmental Authority or Regulator intends to terminate any such Permits.
Section 4.06    Consents, Approvals and Compliance.
Except for the Servicing Agreement Consent and except as may be required under the HSR Act, there is no requirement applicable to Seller to make any filing with, or to obtain any Permit or approval of, any Person as a condition to the execution, delivery or lawful performance by Seller of its obligations hereunder or the consummation by Seller of the Transactions.

Section 4.06    Litigation and Orders.
(aa)Other than foreclosures conducted in the ordinary course of business and routine defenses to foreclosures, Schedule 4.07(a) sets forth a true and complete list of all claims or Actions pending (or to Seller’s knowledge threatened) against Seller or any of its Affiliates relating to or involving any of the Purchased Assets. There are no Actions, pending (or to Seller’s knowledge threatened), against Seller or involving any of the Purchased Assets that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or which seek to enjoin or obtain damages as a result of the consummation of the Transactions.
(ab)Other than in connection with foreclosures conducted in the ordinary course of business and routine defenses to foreclosures, except as disclosed on Schedule 4.07(b) (and nothing disclosed thereon, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect), there is no Order relating to or involving any of the Purchased Assets that has not been satisfied or resolved, assuming required to be satisfied or resolved as of the Sale Date. Seller, with respect to the Purchased Assets, is not in breach or default (with or without notice or lapse of time, or both) in any respect under any material Order or in any respect that will materially impair the ability of Purchaser to own and administer the Purchased Assets after the Closing in accordance with applicable Law and Applicable Requirements.
Section 4.08    HSR Act.
If an HSR Act filing is not made, either (a) the Purchase Price is below the threshold for such a filing, or (b) Seller’s sale of the Mortgage Servicing Rights to Purchaser is made in the ordinary course of business within the meaning of the HSR Act.
Section 4.09    Solvency.
Immediately before and immediately after giving effect to the Transactions, including the payment of all fees, expenses and other amounts required to be paid in connection with the consummation of the Transactions, Seller is and will be Solvent.
ARTICLE V
REPRESENTATIONS AND WARRANTIES AS TO PURCHASED ASSETS
As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as of the Sale Date (unless as of a date otherwise specified) as follows:
Section 5.01    Servicing and Mortgage Servicing Rights.
(ac)Compliance.
(i)(A) Each Mortgage Loan conformed and conforms to the Applicable Requirements, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, or participation certificates issued by, the Investor or Insurer upon such sale, issuance of insurance or pooling, except in each case where such failure to conform or ineligibility would not be the contractual or legal responsibility of Purchaser as the transferee under the Servicing Agreement and would not adversely affect the rights of Purchaser with respect to the ownership and administration of the Purchased

Assets, (B) each Mortgage Loan has been originated, underwritten and serviced in compliance with all Applicable Requirements and applicable Law, except where such lack of compliance would not be the contractual or legal responsibility of Purchaser as the transferee under the Servicing Agreement and would not adversely affect the rights of Purchaser with respect to the ownership and administration of the Purchased Assets, (C) each Mortgage Loan in bankruptcy contains accurate calculations of debt and is in compliance with Applicable Requirements and applicable law, and (D) Seller is not in default in any material respect with respect to Seller’s obligations under the Applicable Requirements, including the Servicing Agreement. With respect to the Mortgage Loans disclosed on Schedule 5.01(a)(i), Seller has entered an indemnification agreement with HUD. Seller shall provide Purchaser with a copy of each such indemnification agreement. If any such scheduled Mortgage Loan becomes one hundred twenty (120) days delinquent as defined in the GNMA Guide, Purchaser may elect to repurchase such Mortgage Loan from the GNMA Mortgage Pool and Seller shall be obligated to repurchase such Mortgage Loan from Purchaser within thirty (30) days following notice from Purchaser at the Repurchase Price.
(ii)Each Mortgage Loan that is identified as having FHA insurance on the Mortgage Loan Schedule or that is required to have FHA insurance has such FHA insurance under the standard provisions of the FHA program. Each Mortgage Loan that is identified as a VA guaranteed Mortgage Loan on the Mortgage Loan Schedule or that is required to be so guaranteed is so guaranteed by the VA, under the standard provisions of the VA program. Each Mortgage Loan that is identified as a RHS guaranteed Mortgage Loan on the Mortgage Loan Schedule or that is required to be so guaranteed is so guaranteed by the RHS, under the standard provisions of the RHS program. For RHS guaranteed Mortgage Loans, Seller shall provide Purchaser with satisfactory evidence to confirm insurance is valid and existing, including screen shots from the RHS Lender Interactive Network Connection of the Loan Note Guarantee (Form RD 3555‐17E) when issued electronically. Each Mortgage Loan which is required pursuant to Applicable Requirements or which is represented by Seller to have mortgage insurance or a guaranty certificate has such mortgage insurance or a guaranty certificate, and has an accurate holder identification for purposes of filing claims. All provisions of such insurance policies or guarantees have been and are being complied with in all material respects, all premiums due thereunder have been paid, and such policies and/or guarantee are in full force and effect. With respect to the Mortgage Loans disclosed on Schedule 5.01(a)(ii), Seller shall be responsible for wiring to Purchaser on the Servicing Transfer Date: (A) the difference between the amount of the monthly mortgage insurance premium disclosed to the Mortgagor and the actual required monthly mortgage insurance premium for the full period until the mortgage insurance is eligible to be automatically cancelled under Applicable Requirements, and (B) a one-time administrative fee of $300 per Mortgage Loan in connection with the Purchaser’s administration of such Mortgage Loans. Between the Cutoff Date and the Servicing Transfer Date, Seller, as interim Servicer, shall pay all monthly amounts in (A) above on behalf of the Mortgagors without reimbursement from Purchaser. When each Mortgage Loan pays in full, Purchaser shall refund to Seller any remaining amount wired for the difference in monthly mortgage insurance premiums. If the amount wired for the difference in monthly mortgage insurance premiums is insufficient, Seller shall reimburse Purchaser for any additional amounts necessary to pay the difference until the mortgage insurance is eligible to be automatically cancelled under Applicable Requirements.

(iii)There are no Orders, remediation plans, stipulations, awards, writs and injunctions applicable to any Mortgage Loan or Mortgage Servicing Right for which Purchaser will be legally or contractually responsible as the transferee of the Mortgage Servicing Rights.
(ad)Mortgage Servicing Rights. Seller has not engaged any subservicers, subcontractors or other agents to perform any of its duties under the Servicing Agreement, other than engagements that are permitted by, and are in compliance in all material respects with the requirements of, the Servicing Agreement and which are disclosed on Schedule 5.01(b), and all fees and expenses due and payable to any such subservicer, subcontractor or agent as of the Sale Date in connection therewith have been paid, or will be paid before overdue, by Seller.
(ae)Servicing Agreement.
(i)The Servicing Agreement does not impose terms and conditions that materially increase the obligations in connection with the Servicing of the Mortgage Loans beyond those stated in the applicable Guides and that would apply to Purchaser as the transferee of the Mortgage Servicing Rights.
(ii)The Servicing Agreement is a valid and binding obligation of Seller, is in full force and effect, and is enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.
(iii)None of the other parties to the Servicing Agreement have provided written notice to Seller that such party may terminate, modify or amend the Servicing Agreement or Seller’s benefits or the Mortgage Servicing Rights under the Servicing Agreement.
(af)Mortgage Pools. All pools of Mortgage Loans that have not been finally certified have been initially certified if required by the Applicable Requirements. All pools of Mortgage Loans that have been finally certified or recertified, as applicable, shall be, when transferred to Purchaser, eligible for recertification by Purchaser or the Custodian in accordance with Applicable Requirements and, for the avoidance of doubt, each Mortgage Loan included in a GNMA Mortgage Pool meets all eligibility requirements of GNMA for inclusion in such GNMA Mortgage Pool, and each such GNMA Mortgage Pool is properly balanced and fully funded. The Collateral Files to be delivered to Purchaser will include all documents that are necessary in order for Purchaser or the Custodian to recertify the pools of Mortgage Loans, if required by and in accordance with the Applicable Requirements, except for those documents that are required as a result of the Transactions. At the time of delivery, Seller and Seller’s Custodian shall use reasonable efforts to ensure that the Collateral Files are organized by pool number and, within each pool, are in consecutive order based on the Mortgage Loan number to allow for timely check-in and review of all of the Collateral Files. In the event Seller’s Custodian cannot accommodate the process described in the immediately preceding sentence, Seller and Purchaser will work together to determine a mutually agreeable process for delivery of Collateral Files with Seller bearing any additional costs incurred by Purchaser and Purchaser’s Custodian as a result of such delivery process.
(ag)No Fraud. No fraud occurred on the part of Seller or any Originator or Prior Servicer in connection with any Mortgage Loan that could impair the value of Mortgage Servicing Rights therefor or for which Purchaser could be liable to the Investor or Insurer.

(ah)Monthly Reporting Cut-Off Date. Seller uses the first (1st) Business Day of the following month as the monthly reporting cut-off date for remittance and pool and loan package reporting to GNMA.
Section 5.02    Recourse Status.
All of the Mortgage Loans shall be without Recourse to Purchaser as the transferee of the Mortgage Servicing Rights.
Section 5.03    Advances.
(ai)All Advances paid or to be paid for by Purchaser were made and are recoverable in accordance with Applicable Requirements.
(aj)All Advances paid or to be paid for by Purchaser to Seller are carried on the books of Seller at values determined in accordance with generally accepted accounting principles, are documented and supported on a loan level basis, are not subject to any set-off or claim that could be asserted against Seller, or to Seller’s knowledge, against Purchaser, and Seller has not received any notice from any Investor, Insurer or other Person in which such Investor, Insurer or Person disputes or denies a claim by Seller for reimbursement in connection with an Advance.
(ak)No Advance has been sold, transferred, assigned or pledged by Seller to any Person other than Purchaser. Seller has not taken any action that, or failed to take any action the omission of which, would materially impair the rights of Purchaser with respect to any such Advance including, without limitation, the failure to pay or otherwise credit any Mortgagor any interest or other amounts due with respect to any Escrow Funds.
Section 5.04    Accuracy of Information.
The information (i) in the data tapes provided by Seller, or its agents, to Purchaser, and (ii) in the Mortgage Loan Schedules pertaining to the Mortgage Loans, Advances and the Mortgage Servicing Rights, is true and complete in all material respects as of the dates indicated therein. The Mortgage Loan Schedules contain a true and complete list of all of the Mortgage Servicing Rights sold or intended to be sold, and the related Mortgage Loans, as of the dates indicated therein.
Section 5.05    Delivery of Information.
The Collateral File and Credit and Servicing File for each Mortgage Loan collectively contain all documents and instruments required by the Applicable Requirements for servicing such Mortgage Loan in accordance with Applicable Requirements without unreasonable expense or delay which would be caused by the condition of the Collateral File or the Credit and Servicing File.
Section 5.06    No Disbursements.
The proceeds of the Mortgage Loans have been fully disbursed and there is no requirement for future advances of principal thereunder.
Section 5.07    Servicing Fee Not Sold; No Refinancing Arrangement.
No portion of the Servicing Fee required under the Servicing Agreement payable by Investor in connection with the Mortgage Servicing Rights on any Mortgage Loan has been sold, transferred, assigned or pledged by Seller to any third party other than Purchaser. There are no agreements, arrangements or understandings between Seller, any of its Affiliates, or any of Seller’s agents or other Persons acting on behalf of Seller with respect to the refinancing of the Mortgage Loans.
Section 5.08    Condition of Mortgaged Properties; Damage, Condemnation, and Related Matters.
All Mortgage Loans are secured by Mortgaged Properties that are contiguous parcels of real property and any structures located on such parcels and included in the appraisal are constructed on a fixed foundation. To Seller’s knowledge, as of the Servicing Transfer Date, there exists no physical damage to any Mortgaged Property from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage (i) is not adequately insured against or (ii) would materially and adversely affect the value of any Purchased Assets or any Mortgaged Property, or the eligibility of any Mortgage Loan for insurance benefits by any Insurer, except where the existence of such physical damage would not be the contractual or legal responsibility of, or result in any liability to, Purchaser as transferee under the Servicing Agreement and would not adversely affect the rights of Purchaser with respect to the ownership and administration of the Purchased Assets or the value of the related Mortgage Servicing Rights. With respect to any Mortgage Loans located in a FEMA-identified disaster area, if Purchaser discovers that material damage to the Mortgaged Property from the declared disaster exists as of the Sale Date and the Mortgage Loan becomes ninety (90) days delinquent as defined in the GNMA Guide, Purchaser may elect to repurchase such Mortgage Loan from the GNMA Mortgage Pool and Seller shall be obligated to repurchase such Mortgage Loan from Purchaser at par plus accrued interest and reimburse Purchaser for the related Mortgage Servicing Rights at the MSR Reimbursement Price.
Section 5.09    Home Improvement Loans.
None of the Mortgage Loans is insured or proposed to be insured by FHA under Title I of the National Housing Act.
Section 5.10    Related Escrow and Custodial Accounts.
All Related Escrow Accounts and Custodial Accounts are being and have been maintained in accordance with the Applicable Requirements. Except as to payments which are past due under Mortgage Notes, all balances required by the Mortgages or other Mortgage Loan documents and paid to Seller for the account of the Mortgagors are on deposit in the appropriate Related Escrow Account or Custodial Account.
Section 5.11    High Cost Loans.
No Mortgage Loan is classified as a “high cost mortgage” under Section 32 of the Home Ownership and Equity Protection Act of 1994 or is considered a “high cost mortgage loan” or “higher cost mortgage loan” under any other Law applicable at the time the loan was originated or the particular Investor’s anti-predatory lending policy at the time of origination. No Mortgage Loan would be classified as a “predatory,” “threshold” or “abusive” mortgage loan under any Applicable Law.
Section 5.12    Section 203(k) and VA Renovation Mortgage Loans.
Except with respect to the Mortgage Loans identified on Schedule 5.12, all funds eligible to be advanced under Mortgage Loans insured by FHA under Section 203(k) of the National Housing Act or VA Renovation Loans have been advanced and all such Mortgage Loans have been converted to permanent status in accordance with applicable FHA or VA requirements. With respect to each Mortgage Loan identified on Schedule 5.12, Seller agrees to administer all loan disbursements required to be made pursuant to the terms thereof and in accordance with Section 203(k) and the rules and regulations promulgated thereunder or the VA Servicer Guide, as applicable. Each Mortgage Loan satisfies the following additional conditions: (x) Seller or Originator has certified that all work has been done in compliance with FHA 203(k) or other guidelines; and (y) all reporting obligations in FHA Connection or to the Agency or Investor have been timely satisfied. Notwithstanding Purchasers’ agreement to purchase or accept the transfer of servicing of Mortgage Loans for which the improvements have not been completed and disbursement of the final draw has not occurred within six (6) months after the Mortgage Loan closing date or which do not meet these additional conditions as of either the Sale Date or the Servicing Transfer Date, Seller shall bear responsibility for (a) satisfying such additional conditions and facilitating completion of the improvements and disbursement of the final draw as promptly as reasonably possible, (b) paying any costs or expenses for doing so, and (c) indemnifying Purchaser as required by Section 11.01 for any failure to timely satisfy such additional conditions. With respect to the Mortgage Loans identified on Schedule 5.12, if, prior to the completion of the improvements and disbursement of the final draw, the Mortgage Loan (i) becomes ninety (90) days delinquent as defined in the GNMA Mortgage Backed Securities Guide or (ii) is or comes into default other than for non-payment, i.e., a covenant default, and the default continues for 90 days or more without curing, Purchaser may elect to repurchase such Mortgage Loan from the GNMA Mortgage Pool and Seller shall be obligated to repurchase such Mortgage Loan as required by Section 11.03.
Section 5.13    Escrow Holdbacks for Repairs.
Except as disclosed to Purchaser in writing, the Mortgage Loan either (a) did not include an escrow holdback for repairs or improvements, or (b) included an escrow holdback for repairs or improvements, such escrow holdback is closed, and Seller or Prior Servicer has satisfied all Agency or Investor requirements related to reporting of the escrow holdback as closed. With respect to escrow holdbacks which Seller discloses in writing to Purchaser as requiring further administration, Seller (w) has provided Purchaser all information necessary for such administration, including but not limited to copies of any escrow holdback agreement, inspections (e.g., 1004D), requests for release of funds, an up-to-date accounting of Escrow Funds held, and other documents related to the repairs or improvements; (x) duly assigned to Purchaser any rights and responsibilities of Originator or Prior Servicer under the escrow holdback agreement; (y) has complied with timing requirements imposed by the Agency or Investor or duly applied for any required extension; and (z) shall ensure that Seller and Prior Servicer cooperate fully to the extent necessary to facilitate such administration. Notwithstanding Purchaser’s agreement to purchase or accept the transfer of servicing of Mortgage Loans which do not comply with timing requirements imposed by the Agency or Investor as of either the Sale Date or the Servicing Transfer Date, Seller shall bear the responsibility for (a) satisfying such requirements as promptly as reasonably possible, (b) paying any costs or expenses for doing so, and (c) indemnifying Purchaser as required by Section 11.01 for any failure to timely satisfy such requirements.
Section 5.14    Anti-money Laundering/OFAC.
Seller has complied with all applicable anti-money laundering laws (the “Anti-Money Laundering Laws”), and has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

Section 5.15    Taxes and Charges.
There are no taxes, ground rents, water charges, sewer rents, assessments (including assessments payable in future installments), insurance premiums, leasehold payments or other outstanding charges affecting the related Mortgaged Property with respect to any Mortgage Loan (except those items which, if unpaid, are not obligations of the Servicer under Applicable Requirements), in each case that are past due or, except with respect to insurance premiums, for which a penalty is payable.
Section 5.16    Audits.
Within the three (3) years immediately preceding the Sale Date, Seller has not been the subject of an audit by any Agency, Investor or Insurer, to the extent where the results of such audit finding might reasonably be expected to have a material adverse effect on all or any significant portion of the Mortgage Servicing Rights or on Seller’s ability to perform its obligations under this Agreement or Purchaser’s liability as transferee under the Servicing Agreement.
Section 5.17    Quality Control.
Within the three (3) years immediately preceding the Sale Date, Seller’s internal quality control reviews and audits have not revealed a failure to comply with Applicable Requirements in connection with the Mortgage Loans that might reasonably be expected to have a material adverse effect on all or any portion of the Mortgage Servicing Rights or on Seller’s ability to perform its obligations under this Agreement or Purchaser’s liability as transferee under the Servicing Agreement.
Section 5.18    MERS.
Except as set forth on Schedule 5.18, all Mortgage Loans are registered with MERS, and Seller is a member of MERS in good standing.
Section 5.19    Absence of Certain Changes.
Except as set forth on Schedule 5.19, since the start of Seller’s fiscal year there has not been (i) any change in financial or tax accounting methods, principles or practices by Seller with respect to the Mortgage Servicing Rights, except insofar as may have been required by a change in GAAP or applicable Law or (ii) any change in Tax election or any settlement or compromise of any tax liability with respect to the Mortgage Servicing Rights.
Section 5.20    Status of Certain Loans.
No Mortgage Loan (i) is a non-amortizing or negative amortizing mortgage loan, (ii) has been issued pursuant to any state bond program, (iii) relates to Mortgaged Property located in Guam or Puerto Rico, or (iv) is backed by properties that do not meet HUD’s Property Flipping Policy, properties for which the zoning compliance is “illegal use,” condominium units in a project that is not approved by HUD or that does not comply with the required occupancy ratio, commercial properties or properties containing more than four units, boarding houses, bed and breakfasts, hotels, motels, tourist homes, condotels, other transient housing, fraternity/sorority houses, private clubs, sanitariums, vacation homes, Title I Home Improvement Loans, raw land or any of the following: a mobile home or manufactured home not affixed to land, row house, cooperative, hotel condominium, timeshare, working farm, ranch or mixed use property. Each Mortgage Loan (i) is imaged and indexed as provided in Section 7.06(c), (ii) has a life-of-loan fully transferable tax contract with CoreLogic, Inc. or Seller shall pay the amount set forth in Section 7.04(e), and (iii) has a life-of-loan fully transferable flood contract with CoreLogic, Inc., ServiceLink or Lereta or Seller shall pay the amount set forth in Section 7.05(d).
Section 5.21    VA Loans.
Except as set forth on Schedule 5.21, the Mortgage Loans that are identified as VA guaranteed Mortgage Loans on the Mortgage Loan Schedule or that are required to be so guaranteed have a guarantee amount, as reported in the VA’s VALERI system, of no less than twenty-five percent (25%) of the applicable original loan amount, with (i) a veteran with full entitlement borrowing an amount not exceeding the applicable VA county loan limit, or (ii) the originating lender requiring the veteran to make a corresponding cash down payment if either or both (A) a veteran borrows in excess of the applicable VA county loan limit, and/or (B) a veteran has previously used entitlement that has not been restored.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants as of the Sale Date as follows:
Section 6.01    Due Organization and Good Standing.
Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is qualified to transact business in each jurisdiction in which such qualification is deemed necessary to service the Mortgage Loans and has all related Permits and approvals required in accordance with Applicable Requirements, except where the failure to be so qualified has not and would not reasonably be expected to, individually or in the aggregate, (A) result in a Purchaser Material Adverse Effect, (B) impair in any material respect the ability of Purchaser to perform its obligations under this Agreement or the Transaction Documents or to acquire and operate the Purchased Assets or (C) prevent or materially impede or delay the consummation of the Transactions.
Section 6.02    Authority and Capacity.
Purchaser has all requisite limited liability company power, authority and capacity, subject to approvals required pursuant to Section 7.02 and such other consents and approvals as are required hereunder, to enter into this Agreement and each other applicable Transaction Document and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other applicable Transaction Document, and the consummation of the Transactions, have been duly and validly authorized by all necessary action. This Agreement constitutes, and each other applicable Transaction Document constitutes or will constitute, a valid and legally binding agreement of Purchaser enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Purchaser of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting the enforcement of creditors’ rights generally and by general equity principles.
Section 6.03    No Conflict.
The execution, delivery and performance of this Agreement by Purchaser, its compliance with the terms hereof and the consummation of the Transactions will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its certificate of formation, limited liability company agreement, or other organizational documents and agreements, or, upon obtaining Investor approvals, any instrument or agreement to which it is a party or by which it is bound, or any Applicable Requirements applicable to it.
Section 6.04    Sophisticated Purchaser.
Purchaser is a sophisticated investor and its bid and decision to purchase the Mortgage Servicing Rights is based upon Purchaser’s own independent experience, knowledge, due diligence and evaluation of the Transactions, provided that nothing in this Section 6.04 shall restrict or limit Purchaser’s right to indemnification or other remedies hereunder.
Section 6.05    Purchaser/Servicer Standing.
Purchaser: (i) is an approved servicer, seller/servicer or issuer, as applicable, of mortgage loans for GNMA, FHA, RHS and VA and is in good standing with the requisite financial criteria and adequate resources to complete the Transactions on the conditions stated herein, (ii) is properly licensed (or has retained a subservicer properly licensed) and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the Servicer under the Servicing Agreement and applicable Law, and (iii) is qualified to act as, and satisfies all the criteria for acting as, the Servicer under the Servicing Agreement, and no event has occurred which would make Purchaser unable to comply with all such eligibility requirements or which would require notification to GNMA, FHA, RHS or VA. Purchaser has not received any written notice from any Governmental Entity that it intends to terminate or restrict Purchaser’s status as an approved Servicer in its programs for which Purchaser is registered, approved or authorized.
Section 6.06    MERS Membership.
Purchaser is an approved member in good standing of the MERS system.
Section 6.07    Consents, Approvals and Compliance.
Except for the Servicing Agreement Consent and except as may be required under the HSR Act, there is no requirement applicable to Purchaser to make any filing with, or to obtain any Permit or approval of, any Person as a condition to the execution, delivery or lawful performance by Purchaser of its obligations hereunder or the consummation by Purchaser of the Transactions.
ARTICLE VII
COVENANTS
Section 7.01    Assignments.
(al)With respect to those Mortgage Loans registered with MERS, Seller shall, within five (5) days following the Servicing Transfer Date applicable to such Mortgage Loans, notify MERS, in accordance with MERS’ operating procedures, of the sale of the Mortgage Servicing Rights, and shall be responsible for the fees of MERS related to reflecting Purchaser as the owner of the Mortgage Servicing Rights. Seller shall provide Purchaser or its designee with the MERS mortgage loan identification number for each MERS-registered Mortgage Loan pursuant to Section 7.07.

(am)Within thirty (30) days after the Servicing Transfer Date, Seller, at its expense, shall (i) for counties where electronic recording is not available, prepare and send for recordation, or (ii) for counties where electronic recording is available, prepare and record, Assignments of Mortgage (which shall be paid by Seller in the appropriate amount for payment of recordation fees and any other costs and expenses related thereto) for any Mortgage Loan that is not assigned of record to and registered with MERS as of such Servicing Transfer Date or that is sixty (60) or more days delinquent as of the Cutoff Date, in compliance with the Servicing Agreement; provided that, in the case of any such related Mortgage Loans subject to foreclosure proceedings, bankruptcy, mediation or ninety (90) days or more delinquent as of the Servicing Transfer Date, such Assignments of Mortgage shall not be recorded, but shall be sent by Seller to either Purchaser or the applicable foreclosure attorney (at Purchaser’s direction) paid by Seller in the appropriate amount in accordance with an invoice provided to Seller for payment of recordation fees and any other costs and expenses related thereto. Seller shall, at its expense, provide Purchaser with a copy of all Assignments of Mortgage that are sent for recordation. Seller shall indicate to the applicable recording office that recorded Assignments of Mortgage should be returned to Purchaser, and Purchaser shall have responsibility for tracking the recording and return of the Assignments of Mortgage. With respect to Mortgage Loans that are delinquent as of the Servicing Transfer Date, Seller shall use e-recording wherever possible, at Seller’s expense. Seller shall assure that all necessary documentation pursuant to Applicable Requirements related to demonstrating the chain of title for all loans is available, and provided, for Purchaser’s use, and if any such documentation is inadequate shall timely create, make available and provide such documentation for Purchaser, and take such steps as necessary to properly record, assign or endorse the Mortgage Loans and the Mortgage Servicing Rights. In the event that any such Assignment of Mortgage prepared by Seller pursuant to this Section 7.01(b) is reasonably determined by Purchaser to be deficient, Seller shall promptly reimburse Purchaser for its reasonable out-of-pocket costs (which costs include, for the avoidance of doubt, penalties and reasonable fees of third party vendors which may be outside counsel) to rectify such Assignment of Mortgage and re-send it for recordation.
(an)Prior to the Servicing Transfer Date, Seller shall provide Purchaser with a list of the names, if any, of each predecessor or Affiliate (or predecessor of each such Affiliate) of Seller or any other Originator (in each case, including any former names thereof) that may be relevant to Purchaser’s verification of the chain of title of any Mortgaged Property.
Section 7.02    Servicing Agreement Consent and Notices.
Seller shall use commercially reasonable efforts to obtain the Servicing Agreement Consent on or prior to the intended Sale Date (including by using such efforts to mail the required consent requests to the applicable third parties as soon as reasonably practicable following the Sale Date), and Purchaser shall use commercially reasonable efforts to cooperate with Seller to obtain such Servicing Agreement Consent. If the Servicing Agreement Consent is not obtained on or prior to the intended Sale Date, Seller shall continue to use its commercially reasonable efforts to obtain such Servicing Agreement Consent until the Termination Date, and Purchaser shall continue to use its commercially reasonable efforts to cooperate with Seller to obtain such Servicing Agreement Consent during such period. Prior to the Servicing Transfer Date, Purchaser and Seller shall (i) execute (or cause to be executed) and deliver the documents required by the Investor in connection with the transfer of the related Mortgage Servicing Rights and, as applicable, the Servicing Agreement, hereunder, in form and substance reasonably satisfactory to both Parties, and (ii) cooperate with each other to transfer (to the extent permitted by the Investor) from Seller to Purchaser the benefit of any waivers granted by Investor directly related to Servicing the Mortgage Loans (which, for the avoidance of doubt, includes waivers related to Collateral Files), including with respect to Mortgage Loan Documents required to be held in the Collateral File. In addition, from the date hereof until the Servicing Transfer Date,

Seller shall use its commercially reasonable efforts to provide all notices to third parties required under the Servicing Agreement in connection with the Transactions. From the date hereof until the Termination Date (if any), Seller shall provide to Purchaser a report and reasonable evidence on a periodic basis (no less frequently than weekly) of the actions being taken to obtain the Servicing Agreement Consent.
Section 7.03    Transfer Notices.
(ao)Seller shall use commercially reasonable efforts to send “Goodbye Letter” packages and any other similar notices no later than fifteen (15) days prior to the Servicing Transfer Date at Seller’s own cost and expense.  Purchaser shall deliver to each related Mortgagor a “Welcome Letter” in accordance with the Applicable Requirements at Purchaser’s own cost and expense.  No less than one (1) week prior to the applicable due date for each such letter, the Party to deliver such letter shall submit to the other Party its proposed letter for review and approval. If the Parties agree to use a combination letter, the Seller and Purchaser each will be responsible for one half of the costs of sending this letter.
(ap)Within thirty (30) days after the Servicing Transfer Date, (i) Seller shall, in accordance with applicable Insurer requirements, provide written notice of the transfer to any Insurer requiring such notice; provided, however, that Seller may give aggregate notice whenever possible in accordance with Applicable Requirements, and (ii) Seller shall notify related tax-bill services of the transfer. The form of all notices by Seller pursuant to this Section 7.03(b) shall be subject to the review and reasonable approval of Purchaser.
(aq)In connection with any Mortgage Loans subject to bankruptcy proceedings, Purchaser shall file transfers of claims as required by Applicable Requirements, including Rule 3001(e) of the Federal Rules of Bankruptcy Procedure; provided, that Seller shall promptly deliver to Purchaser any information and documentation that is reasonably necessary for Purchaser to comply with this Section 7.03(c); provided further, that, in the event Seller fails to deliver applicable proof of claim-related information (which information shall include accurate post-petition due date and proof of claim data) within thirty (30) days following the Servicing Transfer Date to Purchaser (whether or not requested thereby), Seller shall promptly reimburse Purchaser for any expense or Loss incurred by Purchaser in complying with this Section 7.03(c) as a result of not receiving such proof of claim-related information. The form of all notices by Purchaser pursuant to this Section 7.03(c) shall be subject to the review and reasonable approval of Seller upon Seller’s request.
Section 7.04    Real Estate Taxing Authorities.
(ar)Seller shall be responsible for any tax penalties incurred due to incorrect or missing tax records processed or provided by Seller or Seller’s tax service agent to Purchaser with respect to records processed or provided prior to the Servicing Transfer Date.
(as)If a Mortgage Loan is an Escrowed Mortgage Loan, Seller shall pay or cause to be paid, prior to the Servicing Transfer Date, all tax bills (including any applicable penalties and interest) with tax due dates prior to or within thirty (30) calendar days following such Servicing Transfer Date, but only if the tax bill was issued by the taxing authority at least ten (10) Business Days prior to such Servicing Transfer Date. Purchaser shall pay or cause to be paid all other tax bills when due. Seller will promptly forward tax bills issued by the taxing authority less than ten (10) Business Days prior to such Servicing Transfer Date, to be paid by Purchaser.

(at)Purchaser shall not be responsible for any tax penalties on Escrowed Mortgage Loans (including any loss of discount for which a Mortgagor or any third party for the benefit of the Mortgagor has a legal claim) on Mortgage Loans for which the related tax due date occurs prior to or within thirty (30) calendar days following the Servicing Transfer Date, but only if the tax bill was issued by the taxing authority at least ten (10) Business Days prior to such Servicing Transfer Date.
(au)For all Escrowed Mortgage Loans, Seller shall provide to Purchaser within two (2) Business Days after the Servicing Transfer Date a current list of such Mortgage Loans that have taxes or assessments that were due prior to or within sixty (60) calendar days after such Servicing Transfer Date and have not been paid in compliance with this Agreement, and Purchaser shall be responsible for payment thereof when due.
(av)Seller shall, at its cost and expense, transfer to Purchaser on the Servicing Transfer Date all of the transferable life-of-loan tax service contracts for Mortgage Loans for which the Mortgage Servicing Rights are transferred on the Servicing Transfer Date, such contracts to be with CoreLogic, Inc. (and where Seller does not transfer to Purchaser any such life-of-loan tax service contract Seller shall pay Purchaser an amount equal to $5.00 for each such Mortgage Loan). Regardless of whether Seller provides to Purchaser a life-of-loan tax service contract for a Mortgage Loan, Seller shall provide all information required by Purchaser or Purchaser’s tax monitoring vendor with respect to such real estate taxes.
Section 7.05    Hazard, Mortgage and Flood Insurance.
(aw)For all Escrowed Mortgage Loans, Seller shall pay or cause to be paid, prior to the Servicing Transfer Date, all insurance bills and premiums with policy due dates prior to or within thirty (30) calendar days following such Servicing Transfer Date, if such insurance bills and premiums have been issued by insurance companies at least ten (10) Business Days prior to such Servicing Transfer Date. Purchaser shall pay or cause to be paid all other insurance bills. Seller will promptly forward insurance bills issued by the insurance companies not less than ten (10) Business Days prior to such Servicing Transfer Date, to be paid by Purchaser.
(ax)For all Escrowed Mortgage Loans, Seller shall provide to Purchaser within two (2) Business Days after the Servicing Transfer Date a current list of Mortgage Loans that have hazard insurance premiums and/or assessments that are due prior to or within sixty (60) calendar days after such Servicing Transfer Date and have not been paid in compliance with this Agreement, and Purchaser shall be responsible for payment thereof when due.
(ay)For all Escrowed Mortgage Loans, Seller shall provide to Purchaser within two (2) Business Days after the Servicing Transfer Date a current list of Mortgage Loans that have flood insurance premiums and/or assessments that were due prior to or within sixty (60) calendar days after such Servicing Transfer Date and have not been paid in compliance with this Agreement, and Purchaser shall be responsible for payment thereof when due.
(az)Seller shall, at its cost and expense, transfer to Purchaser on the Servicing Transfer Date all of the transferable life-of-loan flood insurance certification contracts for Mortgage Loans for which the Mortgage Servicing Rights are transferred on such Servicing Transfer Date, such contracts to be with CoreLogic, Inc., ServiceLink or Lereta (and where Seller does not transfer to Purchaser any such life-of-loan flood contract Seller shall pay Purchaser an amount equal to $3.50 for each such Mortgage Loan). Regardless of whether Seller provides to Purchaser a life-of-loan flood insurance certification contract for a Mortgage Loan, Seller shall provide all information required by Purchaser or Purchaser’s flood service monitoring vendor with respect to such flood insurance and Mortgaged Properties in flood zones without insurance.
(ba)Seller shall cancel all forced-placed insurance policies on the Servicing Transfer Date.
(bb)Seller shall notify Purchaser of any Mortgage Loan with lender paid mortgage insurance and shall pay all premiums for such insurance for the life of the Mortgage Loan on or before the Sale Date. Seller shall provide all information required by Purchaser related to such lender paid mortgage insurance in connection with servicing the Mortgage Loan.
Section 7.06    Delivery of Mortgage Loan Documentation and Information.
(bc)Seller shall provide Purchaser with prior written notice of the carrier, shipping arrangements and insurance arrangements, if applicable, with respect to the delivery of the Collateral Files and Credit and Servicing Files with respect to the Mortgage Loans.
(bd)Within five (5) Business Days after receipt of a Trailing Document by Seller or Seller’s Custodian, Seller shall provide, or cause to be provided, such Trailing Document to Purchaser’s Custodian.
(be)No later than forty five (45) days prior to the Servicing Transfer Date, Seller shall provide, or cause to be provided, to Purchaser true and correct originals or copies or electronic, .tif, .pdf, .xls/.xlsx or .doc/.docx formats of any and all Credit and Servicing Files (including an electronically imaged and indexed copy of such files in such format or formats as previously provided by Seller to Purchaser for review), in each case as are material to the Servicing of the Mortgage Loans transferred on such Servicing Transfer Date in compliance with all Applicable Requirements. No later than three (3) Business Days after the Servicing Transfer Date, Seller shall provide, to Purchaser, true and correct originals or copies, as applicable, of any and all Collateral Files. Any costs and expenses to deliver the aforementioned files and information shall be borne by Seller.
(bf)Anything to the contrary contained in this Agreement notwithstanding, except for Applicable Requirements which must be satisfied, with respect to each Mortgage Loan, Seller shall deliver any documents required to be delivered to Purchaser by means of electronic data containing the relevant information or a computer disk containing scanned images of some or all documents relating to the Mortgage Loan; provided, that any such electronic data shall be in a format mutually agreed upon by the Parties, and any such electronic documents shall be identified by a loan number and document name or index, with cross-reference provided for document type indices. Notwithstanding the foregoing, if an electronic scan is illegible, Seller shall provide a paper copy of such scanned document at Purchaser’s request.
Section 7.07    Delivery of Servicing System Information.
Prior to the Servicing Transfer Date, Seller shall furnish or cause to be furnished to Purchaser preliminary Mortgage Loan data reflecting the status of payments, balances and other pertinent information necessary to service the related Mortgage Loans, along with any other pertinent information reasonably requested by Purchaser. Seller shall provide to Purchaser, on conversion files meeting the specifications described in the Servicing Transfer Instructions, or as otherwise agreed to by the Parties, that data relating to the Mortgage Loans that is necessary for the proper servicing of the Mortgage Loans or to ensure compliance with the Servicing Agreement. Final conversion files shall be provided no later than two (2) Business Days after such Servicing Transfer Date.
Section 7.08    Custodial and Related Escrow Account Balances.
No later than three (3) Business Days after the Servicing Transfer Date, Seller shall:
(bg)Transfer all Custodial Funds, net of T & I Advances, by wire transfer of immediately available federal funds, to accounts established at a financial institution designated by Purchaser in accordance with the Applicable Requirements (the “Designated Institution”);
(bh)Provide Purchaser with an accounting statement sufficient to enable Purchaser to reconcile the Custodial Funds balances transferred pursuant to Section 7.08(b) above with the accounts of the related Mortgage Loans.
Section 7.09    Payoffs, Assumptions, Modifications, Refinancings; Short Sales and Deeds in Lieu.
(bi)Seller and Purchaser shall cooperate with and assist each other, as reasonably requested, in completing any payoff, assumption, modification, short sale, deed in lieu, or other loss mitigation option, in each case that is in process as of the Sale Date. Seller shall not approve any such payoff (other than a payoff in full), assumption, modification, short sale, deed in lieu, or loss mitigation option with respect to any Mortgage Loan after the Sale Date without the prior approval of Purchaser, which shall not be unreasonably withheld, or as required by Applicable Requirements. Seller shall identify by loan number the following categories of Mortgage Loans at least thirty (30) days prior to the Servicing Transfer Date, and update such information at least five (5) days prior to the Servicing Transfer Date:
(i)Mortgage Loans in any stage of pending Loss Mitigation, including but not limited to in-process loan modifications;
(ii)Mortgage Loans approved or converted to a permanent Loss Mitigation outcome within sixty (60) days of transfer; and
(iii)Mortgage Loans denied Loss Mitigation within sixty (60) days of transfer.
(bj)Purchaser will engage in quality control work to validate that the Loss Mitigation data matches the images and paper documents received, make reasonable efforts to identify missing Loss Mitigation data, documentation, or information and request missing information from the Seller within fifteen (15) days of transfer. Within ten (10) days of a request from Purchaser, Seller will provide missing or incomplete Loss Mitigation data, documentation, or information in its possession or control. Seller agrees to make all reasonable efforts to provide Purchaser all the following information in its possession or control, prior to transfer or at a minimum, agrees to provide this information by the date of the transfer: all account-level documents and data relating to Loss Mitigation, including a copy of the Mortgage Note, periodic billing statements for the two (2) years prior to the service transfer, payment history for the two (2) years prior to the service transfer, escrow and suspense account information, Loss Mitigation applications, Loss Mitigation notices, documentation and information received from the borrower for purposes of evaluating the borrower for Loss Mitigation, any net present value or other analysis by a servicer in connection with a borrower’s application for Loss Mitigation, Loss Mitigation agreements, any written communications or notes of oral communications with the borrower about the Loss Mitigation, and any other information needed to administer any pending Loss Mitigation applications or in-process loan modifications.
(bk)Purchaser shall as of the Servicing Transfer Date accept and continue processing any pending loan modification requests related to the Mortgage Loans, and shall honor all trial and permanent loan modification agreements entered into by Seller between the Sale Date and the Servicing Transfer Date in its capacity as subservicer of the Mortgage Loans, and Purchaser will make any related required filings with Governmental Entities, Agencies, Investor and Insurers in accordance with Applicable Requirements. After the Servicing Transfer Date, Purchaser shall service all Mortgage Loans eligible for Insurer modifications or other loss mitigation options in accordance with Insurer requirements. Seller and Purchaser acknowledge and agree that, if and to the extent (but only to the extent) required by Applicable Requirements, Mortgagors are third party beneficiaries of the first two sentences of this Section 7.09(c).
(bl)For any Loss Mitigation applications or documentation received by Seller or its Servicer after the Sale Date and prior to the Servicing Transfer Date, Seller shall, or shall cause its Servicer to:
(i)send acknowledgement letters to the applicable borrowers within five (5) Business Days as required by Applicable Requirements and make all reasonable efforts to send such acknowledgement letters prior to the Servicing Transfer Date even if such acknowledgement period has not yet expired as of the Servicing Transfer Date;
(ii)provide Purchaser on the Servicing Transfer Date with a report in electronic form listing all such Mortgage Loans, including, for each Mortgage Loan, the name of the borrowers, the loan number, the date(s) on which a Loss Mitigation application or documentation was received, the date on which an acknowledgement letter was sent (if applicable), the acknowledgement period expiration date, status of the acknowledgement (complete or incomplete), and a flag indicating if an acknowledgement letter was late or not yet sent in accordance with Section 7.09(d)(i); and,
(iii)promptly forward Purchaser on the Servicing Transfer Date all Loss Mitigation applications, data and documentation received on all such Mortgage Loans or any updates to information previously provided, whether or not Seller and/or its Servicer previously sent acknowledgement letters, and in a manner that permits Purchaser to timely comply with all obligations of a transferee servicer under Applicable Requirements, including but not limited to 12 CFR § 1024.41.
Section 7.10    Mortgage Loan Payments and Trailing Bills Received After Servicing Transfer Date.
(bm)All payments pertaining to Mortgage Loans with respect to which the related Servicing is transferred on a Servicing Transfer Date that are received by Seller after such Servicing Transfer Date, and until ninety (90) days thereafter, shall be forwarded by Seller to Purchaser by wire, or at Seller’s discretion if such funds or payments are received by check, by overnight delivery, with the check date stamped, within two (2) Business Days following Seller’s receipt, except that payments or funds requiring exception processing shall be forwarded within five (5) Business Days of Seller’s receipt. On and after the date which is ninety (90) days after the Servicing Transfer Date, any payments or other funds remitted by a Mortgagor and received by Seller shall, at Seller’s discretion, be returned to the related Mortgagor, or forwarded to Purchaser or its designee as described above within five (5) Business Days following Seller’s receipt, except that payments or funds requiring exception processing shall be forwarded within ten (10) Business Days of Seller’s receipt. Any funds or payments by any other Person shall be forwarded by Seller to Purchaser’s designee by wire or at Seller’s discretion if such funds or payments are received by check, by overnight delivery if such funds or payments are received by check within five (5) Business Days of Seller’s receipt, except that payments or funds requiring exception processing shall be forwarded within ten (10) Business Days of Seller’s receipt.
(bn)Seller shall pay all bills, invoices, statements or other notices of required payment received before the Servicing Transfer Date (relating to periods up to thirty (30) days after the Cutoff Date) for which the Servicer of the Mortgage Loans is responsible pursuant to Applicable Requirements if Seller determines that immediate payment is required or advisable (e.g., to preserve rights of the owner of the related Mortgage Loan or the security interest therein or to comply with Applicable Requirements).  Seller shall forward a copy of such bills, invoices, statements or other notices of required payment to Purchaser and Purchaser shall reimburse Seller promptly upon receipt of such bills, invoices, statements or other notices of required payment.  With respect to bills, invoices, statements or other notices of required payment received after the Servicing Transfer Date, Seller shall forward a copy of such bills, invoices, statements or other notices of required payment to Purchaser on a daily basis.  Additionally, Seller shall electronically forward to Purchaser any invoices for third party legal services rendered with respect to the Mortgage Loans received within five (5) Business Days of the Servicing Transfer Date for services performed after the Sale Date.  With respect to all other bills, invoices, statements or other notices of required payment for which the Servicer of the Mortgage Loans is responsible pursuant to Applicable Requirements that are received by Seller or prepared by vendors after the Servicing Transfer Date (and which relate to periods after the date thirty (30) days after the Cutoff Date), Seller shall forward such bills, invoices, statements or other notices of required payment to Purchaser on a weekly basis, or cause the applicable vendor(s) to send such materials directly to Purchaser, whether related to the period before or after, or with respect to services provided before or after, the Servicing Transfer Date (but after the Cutoff Date), and Purchaser shall promptly remit payment to such vendors as required in such bills, invoices, statements or other notices of required payment.  Seller shall provide a monthly statement of such bills, invoices, statements or other notices of required payment.  Seller may discontinue forwarding such bills, invoices, statements or other notices of required payment ninety (90) days following the Servicing Transfer Date in accordance with Applicable Requirements.
Section 7.11    Misapplied and Returned Payments.
Misapplied and returned payments shall be processed as follows:
(bo)Both Parties shall reasonably cooperate in correcting misapplication errors;
(bp)The Party who discovers or receives notice of a misapplied payment shall immediately notify the other Party;
(bq)Subject to Section 3.05 hereof, if a misapplied payment has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the Party shorted by the improper payment application within ten (10) Business Days after notice thereof by the other Party; and

(br)If any Mortgagor’s check presented to Seller prior to the Servicing Transfer Date is returned unpaid to Seller for any reason subsequent to such Servicing Transfer Date, Seller shall immediately forward the original unpaid check to Purchaser and Purchaser shall reimburse Seller therefor promptly upon Seller’s request.
Section 7.12    Servicing Obligations.
(bs)From the Sale Date until the Servicing Transfer Date, Seller shall in accordance with the Interim Servicing Agreement (i) pay, perform and discharge all liabilities and obligations relating to the Servicing, including all liabilities and obligations under the Mortgage Loan Documents, and the Applicable Requirements in all material respects; (ii) pay, perform and discharge all the rights, obligations and duties with respect to the Related Escrow Accounts as required by Investor, the Mortgage Loan Documents and all Applicable Requirements in all material respects; (iii) maintain and administer the Mortgage Servicing Rights and the Mortgage Loan Documents in the ordinary course of business, consistent with past practice, and in accordance with all Applicable Requirements in all material respects; and (iv) not accelerate or cause the acceleration of the collection or receipt of any accounts receivable under or with respect to any Mortgage Servicing Rights, other than in the ordinary course of the business consistent with past practice (except as required by Law).
(bt)From the date hereof, until the Servicing Transfer Date, Seller shall at all times be in good standing and authorized to conduct business in each jurisdiction where Seller transacts business and each jurisdiction where a Mortgaged Property is located, except where the failure of Seller to possess such qualifications would not be material to Purchaser.
(bu)From the date hereof until the Servicing Transfer Date, Seller shall at all times maintain all Related Escrow Accounts in accordance with the Applicable Requirements; and, except as to payments which are past due under Mortgage Notes, all balances required by the Mortgages or other Mortgage Loan documents and paid to Seller for the account of the Mortgagors shall be deposited in the appropriate Related Escrow Account.
(bv)From the date hereof until the Servicing Transfer Date, Seller shall remain an approved Agency Seller/Servicer in good standing with the requisite financial criteria and adequate resources to carry out Seller’s obligations herein.
Section 7.13    Solicitation Rights.
(bw)Subject to Section 7.13(b), following the Sale Date, neither Seller nor any of its Affiliates, nor any of their respective officers, directors, shareholders, partners, managers, employees representatives or agents, shall, directly or indirectly, solicit in any manner or by any means or through any media the Mortgagors (nor shall Seller or its Affiliates direct or permit any of their agents to solicit Mortgagors) to refinance or prepay any of the Mortgage Loans related to the Mortgage Servicing Rights (including any Mortgage Loan included in a non-certified pool). It is the intention of the Parties that, as between the Parties, all rights to solicit in any manner or by any means or through any media the Mortgagors to refinance or prepay any of the Mortgage Loans related to the Mortgage Servicing Rights (including any Mortgage Loan included in a non-certified pool) shall be the property of Purchaser.
(bx)The restrictions under Section 7.13(a) shall not apply to general promotions undertaken by the Seller or any Affiliate which are directed to the general public at large (including certain geographic or demographic markets) or otherwise not targeted to the Mortgagors, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio, television, internet and social media advertisements and campaigns, which shall not constitute solicitation under this provision, nor shall a solicitation for financial services other than mortgages to any Mortgagor with whom Seller or an Affiliate has or in the future may have a customer relationship unrelated to the Mortgage Loans and that are not made on a targeted basis to the Mortgagors of any Mortgage Loans on the basis of information that they obtained as a result of Seller’s ownership of the Mortgage Servicing Rights or as a result of a targeted search for such information, nor shall customer retention communications to the Mortgagor personally, by telephone or mail such as newsletters, birthday cards, and requests for referrals.
(by)For each Mortgage Loan related to the Mortgage Servicing Rights, not later than three (3) Business Days following the delivery of the final Mortgage Loan Schedule as provided for under Section 3.01(c), Seller shall remove all information of the Mortgagors from its lead management system and provide Purchaser with written attestation from an authorized officer in the format of Exhibit H confirming such removal.
(bz) In the event of any violation of this Section 7.13 by Seller (which, for this purpose, includes its agents, designees and representatives) with respect to any Mortgage Loan which results in a refinance of such Mortgage Loan, Seller shall be required to pay, as liquidated damages, the Purchase Price paid by Purchaser to Seller for the Mortgage Servicing Right related to such Mortgage Loan. The Parties agree that such liquidated damages represent a reasonable estimate of Purchaser’s damages in the event of any such violation of this Section 7.13. Nothing in this Section 7.13(c) shall preclude Purchaser from seeking any injunctive or other equitable relief in the event of any violation of this Section 7.13.
Section 7.14    Year End Tax Reporting.
Seller shall be responsible, at its expense, for providing the Internal Revenue Service and Mortgagors with all appropriate tax forms and information for transactions affecting the Mortgage Loans during the respective calendar year, for the period prior to the Servicing Transfer Date. Purchaser shall be responsible, at its expense, for providing the Internal Revenue Service and Mortgagors with all appropriate tax forms and information for transactions affecting the Mortgage Loans following the Servicing Transfer Date.
Section 7.15    Cooperation.
Subject to Article XI, and without limiting the application of Sections 7.02, 7.12, 7.16 and 7.17, Seller and Purchaser shall each use its commercially reasonable efforts to cooperate with and assist each other, as reasonably requested, in carrying out the purposes of the Transaction Documents. Each Party shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable or otherwise to promptly consummate and make effective the Transactions, (ii) obtain all authorizations, consents or approvals that are or may be or become necessary for the performance of its obligations under the Transaction Documents and the consummation of the Transactions, including the Servicing Agreement Consent, (iii) fulfill all conditions to such Party’s obligations under this Agreement and the other Transaction Documents as promptly as practicable, and (iv) provide all necessary or useful cooperation with any system, file or data conversion requirements imposed by Lender Processing Services, Inc. For any Mortgage Loans where the Mortgaged Property is located in the state of Maine, Seller shall (i)(a) make its employees knowledgeable about the servicing of the debt available to be witnesses at foreclosure trials or (b) train Purchaser’s employees on how Seller and any Prior Servicer, if applicable, maintain business records for purposes of presenting this information at foreclosure trials, and (ii) indemnify Purchaser for any Losses arising out of or related to standing or the right to foreclose based on rulings in prior court actions or the conduct of Seller or any Prior Servicer, if applicable, that would prevent Purchaser from enforcing its rights against the Mortgaged Property or other collateral.
Section 7.16    Supplemental Information.
From time to time prior to and after the Servicing Transfer Date hereunder, Seller shall, at its cost and expense, furnish Purchaser with incidental information, which is reasonably available to Seller, supplemental to the information contained in the documents and schedules delivered pursuant to this Agreement and not otherwise available to Purchaser, which is necessary for the proper servicing of the Mortgage Loans or to ensure compliance with the Servicing Agreement. Seller shall provide Purchaser with originals of Mortgages and Assignments of Mortgage not previously provided by Seller.
Section 7.17    Access to Information; Required Actions.
(ca)Subsequent to the Servicing Transfer Date, each Party shall furnish to the other Party such periodic, special, or other reports or information, and copies or originals of any documents contained in the Credit and Servicing File, for each related Mortgage Loan provided for herein, as may be reasonably requested in furtherance of the fulfillment of the requesting Party’s duties and obligations hereunder, under any Transaction Documents, or under Applicable Requirements, at the requesting Party’s sole cost and expense unless otherwise expressly provided in a Transaction Document, and provided that if any Transaction Document otherwise obligates the requested Party to deliver such materials or information without payment of costs, expense, or other consideration, this Section 7.17(a) shall not obligate the requesting Party to pay such cost or expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the requesting Party may give. Such documents shall be provided reasonably promptly following such a request. Purchaser shall not provide originals or copies of the Credit and Servicing Files to any Person that does not have a right thereto under the Servicing Agreement and Applicable Requirements.
(cb)Additionally, each Party shall provide the other Party prompt notice of, and provide documents or communications evidencing or relating to: (i) in the case of Seller only, any lawsuit or counterclaim involving any Mortgage Loan, or (ii) any repurchase claim made by a third party or Investor involving any Mortgage Loan, or (iii) any notice of claim cancellation or denial or a rescission of coverage by any mortgage insurance company relating to any Mortgage Loan, which if to Seller shall be sent to the e-mail address specified in the Servicing Transfer Instructions.
(cc)If, on or after the date of this Agreement, Seller receives any notice (whether written or oral) of a claim or potential claim for repurchase involving any of the Mortgage Loans, Seller shall (i) promptly provide written notice to Purchaser of such claim and a reasonably detailed description thereof (including specifying which Mortgage Loans are the subject of the claim and the legal basis therefor, if known), (ii) use commercially reasonably efforts to keep Purchaser reasonably informed of the ongoing status of the defense of such claim, (iii) use commercially reasonable efforts to cause such claim to be settled or satisfied in a manner that complies with all Applicable Requirements and (iv) provide Purchaser with a copy of or reasonably satisfactory evidence of any settlement or satisfaction under the preceding clause (iii). For the avoidance of doubt, nothing in this Section 7.17(c) shall restrict or limit Purchaser’s right to indemnification or other remedies hereunder.

Section 7.18    Tax, Flood and Other Set-Up Costs.
Seller shall bear and pay all fees relating to the transfer of servicing to Purchaser, including any Investor’s transfer processing fees, assignment preparation and recording fees (including in the case of any deficient assignments that are re-sent for recordation by Purchaser), MERS fees and costs of delivery and deposit expenses for the shipment of the Collateral Files, and the shipment of Credit and Servicing Files to the extent not delivered in the form of electronically imaged and indexed copies, to Purchaser and/or Custodian. Seller shall be responsible for the costs of any tax or flood services contracts, certifications or set up costs, including that Seller shall deliver all contracts and information as required by Sections 7.04(e) and 7.05(d), as applicable, subject to the limits in such Sections.
Section 7.19    Document Custodian.
Deutsche Bank National Trust Company shall act as the initial Custodian for Purchaser as of the Sale Date. The costs of delivery of documents with respect to any Mortgage Loan to such Custodian shall be borne by Seller.
Section 7.20    Use of Name.
Except as otherwise required by Applicable Requirements, or as agreed to by Purchaser and Seller, Purchaser shall not use Seller’s name in connection with Purchaser’s or its designee’s servicing of the Mortgage Loans or ownership of the Purchased Assets after the Servicing Transfer Date, and shall remove all references to the name of Seller in materials and communications used in connection with Purchaser’s or its designee’s Servicing of the Mortgage Loans or ownership of the Purchased Assets promptly after such Servicing Transfer Date.
Section 7.21    Conduct of Business Prior to the Servicing Transfer Date.
From the date of this Agreement until the Servicing Transfer Date hereunder, except as contemplated by this Agreement or as required by Applicable Requirements, Seller shall conduct its servicing business with respect to the Mortgage Servicing Rights and operate the Purchased Assets in accordance with all Accepted Servicing Practices and Applicable Requirements. Seller will take all actions that are capable of being taken in advance and are required by Investor or Insurer requirements to be satisfied or taken up to and through the tenth (10th) Business Day following the Servicing Transfer Date. Notwithstanding the foregoing, from the date of this Agreement until the Servicing Transfer Date, except as contemplated by this Agreement or as required by the Applicable Requirements, Seller shall not, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed:
(cd)amend in any material respect or terminate the Servicing Agreement;
(ce)sell, transfer, assign, cancel, surrender, subject to any lien or otherwise dispose of or encumber any of the Purchased Assets in one transaction or a series of related transactions; or
(cf)agree to do any of the foregoing.
Section 7.22    No Transfer without Consent.
Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any interest in any Purchased Assets if a sale, assignment, transfer, conveyance, or delivery or an attempt to make such a sale, assignment, transfer, conveyance, or delivery without obtaining the Servicing Agreement Consent would constitute a breach or violation of the Servicing

Agreement or would affect adversely the rights of Seller or Purchaser thereunder; and any sale, assignment, transfer, conveyance, or delivery to Purchaser of any interest in the Purchased Assets shall be made subject to the Servicing Agreement Consent. If the Servicing Agreement Consent is not obtained on or prior to the Sale Date, then Purchaser and Seller shall cooperate to obtain the Servicing Agreement Consent pursuant to Section 7.02.
Section 7.23    203K Mortgage Loans and Escrow Holdbacks for Repairs.
Until such time as Seller has satisfied all of the additional conditions in Section 5.12 and all of the Agency or Investor requirements in Section 5.13 for all applicable Mortgage Loans, Seller shall return a weekly report in a mutually agreed format to Purchaser by no later than Thursday of each week regarding the status of each such Mortgage Loan, along with reasonable and customary supporting documentation, including all applicable written receipts from vendors and service providers. To the extent such issues are not being promptly resolved, Purchaser may contact Seller by email to marlene.price@homestreet.com (or such other email address as may hereafter be furnished to Purchaser in writing by Seller) to request additional information and Seller shall promptly deliver such information and work with Purchaser to expeditiously close out the escrow phase relating to such Mortgage Loans. With respect to open 203(k) Mortgage Loans, Purchaser shall (i) provide Seller with Purchaser’s required documentation for draw requests, (ii) fund or reimburse Seller for draw amounts and associated fees, e.g., inspections and title, within five (5) Business Days of a complete draw request meeting Agency requirements, (iii) notify Seller after the Servicing Transfer Date via a weekly report if any of the open 203(k) Mortgage Loans becomes delinquent, (iv) provide Seller with the appropriate contact at Purchaser regarding the administration of the 203(k) Mortgage Loans (Scott Stevens, Scott.Stevens@pnmac.com), (v) provide Seller with a weekly report setting forth the remaining funds available for draws, and (vi) after the final draw is completed and Seller has completed all final reporting obligations in FHA Connection, apply any remaining funds within not less than thirty (30) calendar days following such draw and notify Seller’s renovation lender department that such application has occurred.
Section 7.24    Bulk Sales Compliance.
Purchaser and Seller hereby waive compliance with the terms of any applicable bulk sales law or similar laws that may be applicable to the sale and transfer of the Purchased Assets.
Section 7.25    Exclusivity.
Until the earlier to occur of the Sale Date or the Termination Date, Seller shall, and shall cause its Affiliates, and it and their respective managers, officers, employees, agents and advisors to, deal exclusively with Purchaser and its designated representatives regarding this Agreement and the Transactions, or any other acquisition of or investment in the Mortgage Servicing Rights or the Purchased Assets, and Seller and such Persons shall not (a) solicit, initiate, engage in negotiations with or encourage the submission of any proposal or offer from any Person other than Purchaser and its representatives relating to the acquisition of any significant portion of the Mortgage Servicing Rights or the Purchased Assets, (b) provide information or documentation to any Person other than Purchaser and its representatives relating to any such acquisition, (c) enter into an agreement with any Person other than Purchaser with respect to any such acquisition or (d) participate in any negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do any of the foregoing.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
The obligations of Purchaser under this Agreement with respect to the sale of Mortgage Servicing Rights are subject to the satisfaction, or waiver, of the following conditions as of the Sale Date:
Section 8.01    Correctness of Representations and Warranties.
The representations and warranties made by Seller in Articles IV and V of this Agreement are true and correct in all material respects.
Section 8.02    Compliance with Conditions.
All of the terms, conditions, covenants and obligations of this Agreement required to be complied with and performed by Seller prior to the Sale Date shall have been duly complied with and performed in all material respects.
Section 8.03    No Actions.
(i) No Law that restrains, enjoins or otherwise prohibits the Transactions shall have been enacted, adopted or promulgated and be in effect, (ii) no Order of a court of competent jurisdiction or other Governmental Entity which materially impairs, restrains, enjoins or otherwise prohibits the Transactions shall have been issued, entered or enforced and be in effect; and (iii) no action or proceeding by a Governmental Entity seeking such an Order shall be pending. There shall not have been commenced or, to Seller’s knowledge, threatened any Action by any Person which questions the validity of, or seeks to restrain, prohibit or limit the ability of Purchaser to exercise its full rights under this Agreement or to own or administer the Mortgage Servicing Rights pursuant to Applicable Requirements and which has a reasonable probability of success.
Section 8.04    HSR Act.
The HSR Act shall have been determined not to be applicable to the sale of the Mortgage Servicing Rights, or if the HSR Act shall have been determined to be applicable, any required waiting period shall have expired.
Setion 8.05    Consents.
Seller shall have obtained all consents, approvals or other requirements of third parties required for the consummation of the Transactions, including the Servicing Agreement Consent.
Section 8.06    Certificate of Seller.
On the Sale Date, Seller shall provide Purchaser a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of Seller dated as of such date, applicable to the Transactions, to the effect the conditions set forth in Sections 8.01, 8.02 and 8.03 have been satisfied as of such date.
Section 8.07    Corporate Resolution.
Purchaser shall have received from Seller a certified copy of its resolution or other partnership action approving the execution and delivery of this Agreement and the consummation of the Transactions, together with such other certificates of incumbency and other evidences of corporate authority as Purchaser or its counsel may reasonably request.
Section 8.08    Reserved.
Section 8.09    Delivery of Documents.
Seller shall have delivered to Purchaser each of the documents provided for in Section 2.02(b)(i) and (ii) hereof, as applicable.
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
The obligations of Seller under this Agreement with respect to the sale of Mortgage Servicing Rights are subject to the satisfaction, or waiver, of the following conditions as of the Sale Date:
Section 9.01    Correctness of Representations and Warranties.
The representations and warranties made by Purchaser in this Agreement are true and correct in all material respects.
Section 9.02    Compliance with Conditions.
All of the terms, conditions, covenants and obligations of this Agreement required to be complied with and performed by Purchaser prior to the Sale Date, shall have been duly performed in all material respects.
Section 9.03    HSR Act.
The HSR Act shall have been determined not to be applicable to the sale of the Mortgage Servicing Rights, or if the HSR Act shall have been determined to be applicable, any required waiting period shall have expired.
Section 9.04    Corporate Resolution.
Seller shall have received from Purchaser a certified copy of its corporate resolution approving the execution and delivery of this Agreement and the consummation of the Transactions, together with such other certificates of incumbency and other evidences of corporate authority as Seller or its counsel may reasonably request.
Section 9.05    Certificate of Purchaser.
On the Sale Date, Purchaser shall provide Seller a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of Purchaser dated as of such date, applicable to the Transactions, to the effect that the conditions set forth in Sections 9.01, 9.02 and 9.03 have been satisfied as of such date.
Section 9.06    No Actions.
(i) No Law that restrains, enjoins or otherwise prohibits the Transactions shall have been enacted, adopted or promulgated and be in effect, (ii) no Order of a court of competent jurisdiction or other Governmental Entity which materially impairs, restrains, enjoins or otherwise prohibits the Transactions shall have been issued, entered or enforced and be in effect; and (iii) no action or proceeding by a Governmental Entity seeking such an Order shall be pending. There shall not have been commenced or, to Purchaser’s knowledge, threatened any Action by any Person which questions the validity of, or seeks to restrain, prohibit or limit the ability of Seller to exercise its full rights under this Agreement or of Purchaser to own or administer the Mortgage Servicing Rights pursuant to Applicable Requirements and which has a reasonable probability of success.
ARTICLE X
TERMINATION
Section 10.01    Termination.
(cg)This Agreement may be terminated at any time prior to the Servicing Transfer Date:
(i)by the mutual written agreement of Purchaser and Seller;
(ii)by Seller or Purchaser (provided, that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein in any material respect, after excluding any effect of materiality or Seller Material Adverse Effect or Purchaser Material Adverse Effect qualifications set forth in any such representation or warranty) if there shall have been a breach of any of the applicable representations or warranties set forth in this Agreement on the part of the other Party, such that the Servicing Agreement Consent cannot be obtained and which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after delivery of written notice of such breach by the terminating Party to the other Party;
(iii)by Seller or Purchaser (provided, that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein in any material respect, after excluding any effect of materiality or Seller Material Adverse Effect or Purchaser Material Adverse Effect qualifications set forth in any such representation or warranty) if there shall have been a failure to perform or comply with any of the applicable covenants or agreements set forth in this Agreement on the part of the other Party in any material respect, such that the Servicing Agreement Consent cannot be obtained and which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after delivery of written notice of such failure by the terminating Party to the other Party;
(iv)by Seller or Purchaser, if the Servicing Transfer Date shall not have occurred by the Termination Date (including by reason of having failed to obtain the Servicing Agreement Consent prior to the Termination Date) or such later date as shall have been agreed to in writing by Purchaser and Seller; provided, that no Party may terminate this Agreement pursuant to this Section 10.01(a)(iv) if the failure of the Closing to have occurred on or before the Termination Date was due to such Party’s willful breach of any representation or warranty or material breach of any covenant or other agreement contained in this Agreement;
(v)by Seller or Purchaser if (A) final action has been taken by a Governmental Entity whose approval is required in connection with this Agreement and the

Transactions, which final action (1) has become unappealable and (2) does not approve this Agreement or the Transactions, (B) any Governmental Entity whose approval or nonobjection is required in connection with this Agreement and the Transactions has stated that it will not issue the required approval or nonobjection, or (C) any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such Order or other action shall have become final and unappealable; and
(vi)by Purchaser if Seller shall have failed to provide the Servicing Agreement Consent on or before the seventeenth (17th) day (or if such day is not a Business Day, the prior Business Day) preceding the Servicing Transfer Date, unless a later date is mutually agreed upon by the Parties.
(ch)Either Party desiring to terminate this Agreement pursuant to Section 10.01(a) shall give written notice of such termination to the other Party.
Section 10.02    Effect of Termination.
In the event of termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of this Section 10.02, Section 12.01, Section 12.02, Section 12.03, Section 12.04, Section 12.06, Section 12.07, Section 12.09, Section 12.11, Section 12.12, Section 12.14 and Section 12.15, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect and (ii) to the extent such termination is pursuant to Section 10.01(a)(v), Seller shall, within one (1) Business Day of such termination, reimburse Purchaser in amount equal to all sums previously paid by Purchaser pursuant to Section 3.01, provided if this Agreement is terminated by Seller pursuant to Section 10.01(a)(ii) or (iii), Seller shall retain an amount equal to any Servicing Fees received by Purchaser. Except where termination results from (a) a Governmental Entity’s lack of approval or the failure to provide the Servicing Agreement Consent which is expressly based on the financial standing of the Purchaser or its capacity to handle the Servicing transfer, (b) mutual written agreement of Purchaser and Seller, or (c) a material breach of any of the applicable representations or warranties by the Purchaser, such amount to be accompanied by a payment of interest on the applicable amount computed at the Federal Funds Rate for the period from the Sale Date to the date of payment in full of such amount. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 10.01 shall not affect the rights of either Party with respect to any liabilities incurred or suffered by such Party as a result of the breach by the other Party of any of its representations, warranties, covenants or agreements in this Agreement.
ARTICLE XI
INDEMNIFICATION; CURE OR REPURCHASE
Section 11.1    Indemnification by Seller.
Seller shall indemnify, defend and hold Purchaser and its Related Parties harmless from and shall reimburse Purchaser and its Related Parties for any Losses suffered or incurred by Purchaser or its Related Parties that result from or arise out of:
(ci)Any breach of any representation or warranty by Seller;

(cj)Any non-fulfillment of any covenant or other obligation of Seller contained in this Agreement;
(ck)Any failure by Seller or any Originator or Prior Servicer to originate, pool, sell or service any of the Mortgage Loans at any time prior to the Servicing Transfer Date for such Mortgage Loans in compliance with all Applicable Requirements, including any failure to initiate or conduct any foreclosure, bankruptcy or eviction Action (or provide any notices to any Person in connection therewith) within the required Agency or Investor timelines;
(cl)Any failure of Purchaser to be reimbursed for any of the Legacy Advances or Interim Advances paid by Purchaser to Seller pursuant to Section 3.03 due to a breach of Section 5.03(a);
(cm)Any Action brought or threatened by any Person arising out of or relating to any matters, acts or omissions in connection with or related to any Mortgage Loan for which the Mortgage Servicing Rights have been transferred to Purchaser under this Agreement which occurred on or prior to the Sale Date (or, with respect to the Servicing thereof, on or prior to the Servicing Transfer Date) regardless of when such Action arises, accrues or is threatened, provided, however, that such indemnity shall not apply to any such suits or claims brought (i) in connection with, or concurrent with, a foreclosure action where Seller has not breached any of its representations and warranties as set forth in this Agreement, (ii) arising out of or relating to the gross negligence or willful misconduct of Purchaser, or (iii) arising out of or relating to Purchaser’s failure to service the related Mortgage Loan in accordance with Applicable Requirements;
(cn)Any (i) payoff, assumption, short sale, or deed in lieu, or (ii) modification or other loss mitigation option as a result of which the related Mortgage Loan is not re-deliverable into an Investor security execution at a minimum of par, approved by Seller with respect to any of the Mortgage Loans on or prior to the Sale Date (and whether or not completed prior to the Cutoff Date), which results in Losses after the Sale Date, including any Losses on the sale or repooling of such a Mortgage Loan;
(co)(i) GNMA’s denial of Servicing transfer approval or refusal to execute and release Servicing Agreement Consent, or (ii) any delay beyond the mutually agreed upon Servicing Transfer Date in obtaining GNMA’s approval of the Servicing transfer, except where such denial, refusal or delay is expressly based on the financial standing of the Purchaser or its capacity to handle the Servicing transfer; and
(cp)Any matter set forth on Schedule 4.07(a) or Schedule 4.07(b);
(cq)Any Mortgage Loan that cannot be foreclosed or re-delivered or Mortgaged Property that cannot be liquidated, in each case due to Seller’s action or inaction prior to the Servicing Transfer Date, including payment of the MSR Reimbursement Price; and,
(cr)If Seller fails to repurchase any Mortgage Loans disclosed on Schedule 5.01(a)(i) under the terms described in Section 5.01(a)(i), any Losses related to the indemnification provided to HUD, other than Losses that specifically result from Purchaser’s failure to service such Mortgage Loans in accordance with Applicable Requirements and such failure has not been proximately caused by Seller’s breach of its representation and warranty of Section 5.04 related to such Mortgage Loans.

provided, however, that in no event shall Seller be responsible to Purchaser or its Related Parties for indirect, consequential, punitive or exemplary damages, other than to the extent such damages are awarded to a third party or imposed on an indemnified party by a third party; provided further, however, that Seller shall not be responsible to Purchaser or its Related Parties for that portion, if any, of any Purchaser Losses that arise out of or results from Purchaser’s or its designee’s failure to service any of the Mortgage Loans or Mortgage Servicing Rights after the Servicing Transfer Date in compliance with all Applicable Requirements other than such failure that is merely a continuation of a failure by Seller to service in compliance with Applicable Requirements, and provided further that nothing herein shall be deemed to limit any rights of Purchaser under the Interim Servicing Agreement with respect to the period between the Sale Date and the Servicing Transfer Date with respect to any Mortgage Loans. Purchaser shall notify Seller promptly after receiving written notice of the assertion of any Action, Orders or third party claims subject to indemnification under this Agreement (each, a “Third Party Claim”), provided, however the failure to give such notification will not affect the indemnification provided hereunder unless Seller is materially prejudiced by such failure, and then only to the extent of such prejudice. Upon receipt of such notice of a Third Party Claim, Seller shall have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to Purchaser; provided, however, Seller shall obtain the prior written approval of Purchaser before entering into any settlement of such Third Party Claim that would require Purchaser to pay money, perform obligations or admit liability, which approval shall not be unreasonably withheld. In the event (i) Purchaser reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to Seller, (ii) the Third Party Claim arises in connection with any criminal proceeding, (iii) the Third Party Claim seeks an injunction or other equitable relief, (iv) Seller has not acknowledged in writing that Purchaser is entitled to indemnification in respect of such Third Party Claim and (v) the Third Party Claim is brought by any Agency and Purchaser in good faith determines that an adverse determination in such Third Party Claim would materially impair, restrict or result in a loss of any approval or Permit from such Agency, Purchaser shall have the right to select separate counsel and to otherwise separately defend itself, but shall not consent to the entry of a judgment or enter into any settlement with respect to the Third Party Claim which requires Seller to pay money, perform obligations or admit liability without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any exercise of such rights by Purchaser shall not relieve Seller of its obligations and liabilities under this Section 11.01 or any other provision of this Agreement. With respect to any Third Party Claim subject to indemnification under this Agreement, each of the Parties agrees to cooperate and cause its Related Parties to cooperate in good faith with the defending Party to ensure the proper and adequate defense of such Third Party Claim. Purchaser shall provide notice to Seller of the basis for any indemnification for Losses and give Seller a reasonable opportunity to provide additional supporting information or documentation to rebut such indemnification claim. The Parties shall promptly try in good faith to resolve any dispute following Seller’s submission of such additional supporting information or documentation.
Section 11.02    Indemnification by Purchaser.
Purchaser shall indemnify, defend and hold Seller and its Related Parties harmless from and shall reimburse Seller and its Related Parties for any Losses suffered or incurred by Seller or its Related Parties that result from or arise out of:
(cs)Any breach of a representation or warranty by Purchaser;
(ct)Any non‑fulfillment of any covenant or obligation of Purchaser contained in this Agreement;
(cu)Any Losses resulting from (a) GNMA’s denial of servicing transfer approval or refusal to execute and release Servicing Agreement Consent, requiring reversal of any part of the anticipated Transaction set forth in the executed offer dated February 27, 2019, or (b) the unpaid principal balance of the Mortgage Servicing Rights actually purchased decreases materially from the approximate amount in the executed offer dated February 27, 2019, in each case arising out of Purchaser’s standing and scope of approvals with GNMA; and
(cv)Any failure by Purchaser or its designees to service any of the Mortgage Loans and Mortgage Servicing Rights after the Servicing Transfer Date in compliance with all Applicable Requirements, except if and to the extent such failure results from a breach of a representation or warranty by Seller or results from or is a continuation of any prior act or omission of Seller or any Originator or Prior Servicer in violation of Applicable Requirements.
provided, however, that in no event shall Purchaser be responsible to Seller or its Related Parties for indirect, consequential, punitive or exemplary damages, other than to the extent such damages are awarded to a third party or imposed on an indemnified party by a third party. Seller shall notify Purchaser promptly after receiving written notice of the assertion of any Third Party Claim, provided, however, that the failure to give such notification will not affect the indemnification provided hereunder unless Purchaser is materially prejudiced by such failure, and then only to the extent of such prejudice. Upon receipt of such notice of a Third Party Claim, Purchaser shall have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to Seller; provided, however, Purchaser shall obtain the prior written approval of Seller before entering into any settlement of such Third Party Claim that includes any non-monetary relief, remedies or obligations that would be applicable to Seller, which approval shall not be unreasonably withheld. In the event Seller reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to Purchaser, Seller shall have the right to select separate counsel and to otherwise separately defend itself but shall not consent to the entry of a judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Any exercise of such rights by Seller shall not relieve Purchaser of its obligations and liabilities under this Section 11.02 or any other provision of this Agreement. With respect to any Third Party Claim subject to indemnification under this Agreement, each of the Parties agrees to cooperate and cause its Related Parties to cooperate in good faith with the defending Party to ensure the proper and adequate defense of such Third Party Claim.
Section 11.03    Cure or Repurchase.
(cw)Purchaser shall notify Seller if, after the Servicing Transfer Date, Purchaser reasonably determines that any Mortgage Loan is not insured or guaranteed in accordance with the Investor’s requirements. Subject to its obligations under the Servicing Agreement to seek such insurance or guaranty and the Investor’s prior approval, if Purchaser makes such a determination with respect to a Mortgage Loan, Purchaser may elect to repurchase such Mortgage Loan from the GNMA Mortgage Pool and, in such event, Purchaser shall have the option to (i) cause Seller to repurchase such Mortgage Loan and the related Mortgage Servicing Rights from Purchaser at the Repurchase Price, or (ii) cause Seller to cure the insurance or guaranty defect, in each case within thirty (30) days. Further, to the extent that Purchaser determines in good faith that any Mortgage Loan is incapable of being cured of any collateral defects to permit inclusion in a Certified Pool, Purchaser, at Purchaser’s option but subject to Applicable Requirements, shall either (a) (i) repurchase out of the GNMA Mortgage Pool the Mortgage Loan(s) preventing such certification or recertification, and (ii) Seller shall repurchase the related Mortgage Servicing Rights from the Purchaser at the Repurchase Price, or (b) require Seller to repurchase from Purchaser at the MSR Reimbursement Price all of the Mortgage Servicing Rights relating to all of the Mortgage Loans in such GNMA Mortgage Pool.

(cx)Seller shall repurchase the Mortgage Servicing Rights with respect to any Mortgage Loan from Purchaser if (i) Seller or an Affiliate of Seller or Purchaser or an Affiliate of Purchaser is obligated to repurchase the related Mortgage Loan from the Investor due to a breach of any of the Applicable Requirements prior to the Servicing Transfer Date for such Mortgage Loan, (ii) Purchaser or an Affiliate of Purchaser is required to repurchase or is otherwise permitted to repurchase such Mortgage Loan from the Investor due to a breach of any of the Applicable Requirements prior to the Servicing Transfer Date for such Mortgage Loan, or (iii) Seller breaches any Fundamental Rep. Any such repurchase shall be (i) at the Repurchase Price if the Mortgage Loan was repurchased from the Investor by Purchaser, and (ii) at the MSR Reimbursement Price if the Mortgage Loan was repurchased from the Investor by Seller. For the avoidance of doubt, Seller shall have no obligation to pay Purchaser the MSR Reimbursement Price for any repurchase occurring more than five (5) years after the Sale Date.
(cy)For the purposes of Sections 11.03 and 11.04, “Repurchase Price” shall mean the sum of (i) a price equal to the amount necessary to repurchase an applicable Mortgage Loan from the Investor or remove it from the GNMA Mortgage Pool, including all amounts necessary to satisfy the Investor’s indemnification or make-whole request, as may be the case, (ii) interest thereon calculated at the mortgage interest rate for the applicable Mortgage Loan through the last day of the month of repurchase, (iii) the related outstanding Advances that were previously reimbursed to Seller by Purchaser in accordance with Article III of this Agreement and not recovered by Purchaser, and Advances made by Purchaser in accordance with Applicable Requirements after the Sale Date that are reimbursable pursuant to the related Servicing Agreement and as to which Purchaser is entitled to recovery but has not yet recovered such Advances, (iv)  the MSR Reimbursement Price for the related Mortgage Servicing Rights, (v) the amount of any reasonable out of pocket expenses incurred by Purchaser for collection, inspection, maintenance, foreclosure activities, and other servicing activities, including reasonable attorney’s fees, with respect to the related Mortgage Loan, to the date of repurchase, (vi) the amount of any additional reasonable out of pocket expenses incurred by Purchaser to reassign and transfer the related Mortgage Servicing Rights from Purchaser to Seller, and (vii) any servicing fees and other fees and charges that are actually due Purchaser under the Servicing Agreement and remain unpaid through the date of the Seller’s repurchase of the affected Mortgage Servicing Rights.
Section 11.04    Subsequent Transfer Due to Repurchase.
(cz)In the event Seller repurchases any Mortgage Loan and/or Mortgage Servicing Rights pursuant to Section 11.03 or otherwise, or requests a repurchase of a Mortgage Loan and/or Mortgage Servicing Rights related to a Mortgage Loan pursuant to the terms of this Agreement, on the next available Investor transfer date or such other date as agreed to by Purchaser and Seller, Seller shall deliver to Purchaser the related Repurchase Price and any other amounts to which Purchaser may be entitled under this Agreement in connection with a repurchase and Purchaser shall transfer the Mortgage Loan and/or Mortgage Servicing Rights with respect to such Mortgage Loan to Seller. Upon such date, Purchaser shall fully release its ownership interest in such Mortgage Loan and/or Mortgage Servicing Rights and will have no claim to ownership of or any other interest in such Mortgage Loan, except nothing herein shall limit Purchaser’s indemnification rights hereunder.
(da)In the event Seller or an Affiliate of Seller is required to repurchase any Mortgage Loans pursuant to the Servicing Agreement, on the next available Investor transfer date, if applicable, or such other date as agreed to by Purchaser and Seller, Seller shall deliver to Purchaser or the Investor, as applicable, the related Repurchase Price and Purchaser shall transfer or cooperate in the transfer, as applicable, of the Mortgage Loan to Seller. Upon such date, Purchaser shall fully release its ownership interest in the Mortgage Servicing Rights with respect to such Mortgage Loan and will have no claim to ownership of or any other interest in such Mortgage Loan, and shall recognize Seller as the owner of such Mortgage Loan and related Mortgage Servicing Rights, except nothing herein shall limit Purchaser’s indemnification rights hereunder.
(db)In the event that Seller repurchases any Mortgage Loans, Purchaser agrees to cooperate with Seller, and any party designated as the successor Servicer or subservicer, in transferring the Servicing to such successor Servicer and/or in transferring the Mortgage Loan to Seller. In addition, Purchaser shall be responsible for notifying the related Mortgagors of any transfer of Servicing in accordance with the Applicable Requirements. On or before the date upon which Servicing is transferred from Purchaser to any successor Servicer, with respect to one or more of the Mortgage Servicing Rights related to a Mortgage Loan and/or the Mortgage Loan is transferred to Seller, as applicable and as described in the preceding paragraphs of this Section 11.04 (the “Subsequent Transfer Date”), Purchaser shall prepare, execute and deliver to the successor Servicer any and all Mortgage Loan Documents, data tapes, and other instruments necessary or appropriate to effect the purposes of Servicing, and shall deliver all Custodial Funds related to such Mortgage Loans. Purchaser shall reasonably cooperate with Seller and such successor Servicer in effecting the transfer of Purchaser’s responsibilities and rights hereunder with respect to one or more of the Mortgage Servicing Rights related to a Mortgage Loan and/or Mortgage Loans. Seller shall bear all costs and expenses reasonably related to the transfer of such Mortgage Loans (including with regard to assignments (including in the case of any deficient assignments that are re-sent for recordation by Purchaser)). Notwithstanding the foregoing, the Parties may agree to the continued servicing or subservicing of any related Mortgage Loan by Purchaser or an Affiliate thereof on behalf of Seller, commencing on such Subsequent Transfer Date, pursuant to any existing or new servicing or subservicing agreement with Seller. In such event, Purchaser shall not be required to notify related Mortgagors of the transfer of servicing or deliver to Seller such Mortgage Loan Documents, data tapes, or other instruments, Custodial Funds or Escrow Funds, to the extent agreed by the Parties.
Section 11.05    Other Indemnification Provisions.
Other than to seek to compel performance of a Party’s obligations under the Agreement or in the case of fraud or an intentional misrepresentation that affects a substantial portion of the Mortgage Loans or Purchased Assets or the ability of Purchaser to realize the overall economic benefits of the Transactions, the indemnification and cure and repurchase provisions of this Article XI shall be the sole and exclusive remedies of each Party and their respective Related Parties (a) for any breach of any representation, warranty, covenant or agreement by the other Party contained in this Agreement and (b) arising out of the Transactions, either under this Agreement, at law or in equity.
Section 11.06    Limitations on Applications of Materiality.
In determining (i) whether there has been a breach of any representation or warranty by Seller or Purchaser pursuant to Section 11.01(a) or Section 11.02(a), respectively, and (ii) the amount of any Loss arising from such breach, such representation and warranty shall be considered without regard to any qualification by or reference to the words “Seller Material Adverse Effect,” “Purchaser Material Adverse Effect,” “material,” “materially”, “knowledge” or any other similar words contained therein.
Section 11.07    Survival.
All of the representations and warranties of Seller contained in Article IV and V and all of the representations and warranties of Purchaser contained in Article VI shall survive the Sale Date and each other date as of which such representations and warranties are made hereunder, and continue in full force and effect for so long as there are any unpaid amounts outstanding under any Mortgage Loans (except in the case of Fundamental Reps, which shall survive indefinitely) and, except as otherwise provided in this Section 11.07, no Person may seek indemnification, cure or repurchase under this Article XI with respect to a breach of such representations and warranties after the expiration of such period. The foregoing limitations shall not apply with respect to those specific pending claims for indemnification for which the requisite written notice was given by either Party to the other Party on or prior to the end of the applicable survival period and as to which Losses have begun to accrue. The Parties’ respective covenants and agreements contained in this Agreement to be performed at or after the Sale Date, shall survive indefinitely unless otherwise set forth herein; provided, however, that any such survival shall not be deemed, directly or indirectly, to affect the survival periods specifically applicable to claims with respect to representations and warranties and indemnities provided in this Section. The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 11.07 shall replace any statute of limitations that would otherwise be applicable (including the statute of limitations prescribed by the law of the State of California).
Section 11.08    Treatment of Indemnity Payments.
Amounts paid under this Article XI shall be treated as adjustment to the Final Purchase Price and the Parties will report such payments consistent with such treatment, unless there is no basis for doing so under Applicable Law.
ARTICLE XII
MISCELLANEOUS
Section 12.01    Costs and Expenses.
Each of the Parties hereto shall bear its own fees, expenses and commissions of financial, legal and accounting advisors and other outside consultants incurred in connection with the due diligence, negotiation and execution of this Agreement and the Transactions. In addition, Seller shall be responsible for all costs, fees and expenses relating to: (i) secure data transfer costs, file shipping costs and image transfer costs in connection with the delivery of the Mortgage Servicing Rights contemplated herein; (ii) all registration fees or transfer costs assessed by MERS to reflect the transfer of the Mortgage Loans registered with MERS; (iii) all fees and costs required to generate and deliver (and record) Assignments of Mortgage instruments to Purchaser (including the reimbursement of Purchaser for any required re-recordings made thereby as provided in Section 7.01(b)); (iv) transfer fees and expenses (including, for the avoidance of doubt, legal fees) imposed or incurred by the Investor to process a request for Servicing Agreement Consent, excluding fees and expenses due to the financial standing of the Purchaser or its capacity to handle the Servicing transfer; (v) the efforts to obtain the Servicing Agreement Consent provided in Section 7.02, including the required notices to third parties (and, for the avoidance of doubt, legal fees related thereto), excluding fees and expenses due to the financial standing of the Purchaser or its capacity to handle the Servicing transfer; (vi) as provided in Section 7.19, all fees and expenses of Seller’s Custodian to transfer the Mortgage Loans to the designated Custodian, if applicable; (vii) the filing of transfers of claims by Purchaser as provided in Section 7.03(c) (including, for the avoidance of doubt, legal fees related thereto); (viii) all fees and expenses of transferring Custodial Funds in accordance with Applicable Requirements; (ix) all filing fees with any Governmental Authority under the HSR Act (if applicable); (x) the fees and expenses required to be paid by Seller under Section 7.18; and (xi) all costs and fees associated with Seller’s compliance with the Servicing Transfer Instructions and/or any out-of-pocket costs incurred by Purchaser in ensuring Seller’s compliance with such Servicing Transfer Instructions.

Section 12.02    Confidentiality.
Each Party understands that certain information which it has been furnished and will be furnished in connection with the Transactions, including information concerning business procedures, servicing fees or prices, Non Public Personal Information and/or Personally Identifiable Financial Information (as those terms are defined in Regulations on Privacy of Consumer Information published at 12 C.F.R. Sections 43(m) and (o)), policies or plans of the other Party or any of its Affiliates, is confidential and proprietary, and each Party agrees that it will maintain the confidentiality of such information and will not disclose it to others (except for its Affiliates and its and their respective directors, managers, officers, employees, financing sources, agents, representatives, attorneys, accountants and advisors who have a need to know such information) or use it, except in connection with the proposed acquisition contemplated by this Agreement or any related financing, without the prior written consent of the Party furnishing such information. Information which is publicly known or which has been disclosed to the other Party by third parties who have a right to do so shall not be deemed confidential or proprietary information for these purposes (provided, however that the public announcement of such information may be subject to Section 12.14, as provided therein). If Purchaser, any of its Affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it in connection with the Transactions, Purchaser agrees to provide Seller with prompt notice of such request(s) so that Seller may seek an appropriate protective order and/or waive Purchaser’s compliance with the terms of this Section 12.02. If Seller, any of its Affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it in connection with the Transactions, Seller agrees to provide Purchaser with prompt notice of such request(s) so that Purchaser may seek an appropriate protective order and/or waive Seller’s compliance with the terms of this Section 12.02. Notwithstanding the terms of this Section 12.02, if, (i) in the absence of a protective order or the receipt of a waiver hereunder, Purchaser or Seller is nonetheless, in the opinion of its counsel, legally compelled to disclose information concerning the other Party or else stand liable for contempt or suffer other censure or penalty, or (ii) such request for disclosure is made by a Governmental Entity, Purchaser or Seller may disclose such information without liability hereunder. If the proposed acquisition is not consummated, each Party agrees to promptly return to the other, immediately upon request, all confidential materials, and all copies thereof, which have been furnished to it in connection with the Transactions.
Section 12.03    Broker’s Fees.
Each Party hereto represents and warrants to the other that it has made no agreement to pay any finder’s, agent’s, broker’s or Originator’s fee arising out of or in connection with the subject matter of this Agreement, other than Seller’s agreement with Mountainview Financial Solutions. Seller shall be responsible for all fees and any other amounts due to Mountainview Financial Solutions. In the event Purchaser enters into an agreement to pay any finder’s, agent’s, broker’s, advisor’s or Originator’s fee arising out of or in connection with the subject matter of this Agreement, Purchaser shall be solely responsible for all such fees. The Parties hereto shall indemnify and hold each other harmless from and against any such obligation or liability and any expense incurred in investigating or defending (including reasonable attorneys’ fees) any claim based upon the other Party’s actions in connection with such obligation.
Section 12.04    Notices.
All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid or by prepaid overnight delivery service:
(a)If to Purchaser, to:

PennyMac Loan Services, LLC
3043 Townsgate Road
Westlake Village, CA 91361
Attn: Mortgage Finance
With a copy to (which shall not constitute notice):
PennyMac Loan Services, LLC
3043 Townsgate Road
Westlake Village, CA 91361
Attn: Legal Department
(b)If to Seller, to:

HomeStreet Bank,
601 Union Street, Suite 2000
Seattle, WA, 98101
Attn: Marlene Price
With a copy to (which shall not constitute notice):

HomeStreet Bank,
601 Union Street, Suite 2000
Seattle, WA, 98101
Attn: General Counsel

or to such other address as Purchaser or Seller shall have specified in writing to the other.
Section 12.05    Waivers.
Either Purchaser or Seller may, by written notice to the other:
(a)Extend the time for the performance of any of the obligations or other transactions of the other Party; and
(b)Waive compliance with or performance of any of the terms, conditions, covenants or obligations required to be complied with or performed by the other Party hereunder.
The waiver by Purchaser or Seller of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
Section 12.06    Entire Agreement; Amendment.
This Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the sale of the Purchased Assets and supersede all prior agreements with respect thereto. This Agreement may be amended only in a written instrument signed by both Seller and Purchaser.

Section 12.07    Binding Effect.
This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto and their successors and assigns, any rights, obligations, remedies or liabilities.
Section 12.08    Headings.
Headings on the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.
Section 12.09    Applicable Law.
This Agreement shall be construed in accordance with the Laws of the State of New York and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with the Laws of the State of New York applicable to contracts executed in and to be performed in that state, except to the extent preempted by Federal Law. The Parties agree to waive trial by jury in the event of any dispute under this Agreement.
Section 12.10    Reserved.
Section 12.11    Incorporation of Exhibits and Schedules.
The Exhibits and Schedules hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement.
Section 12.12    Counterparts.
This Agreement may be executed in one or more counterparts and delivered by facsimile or email with scan attachment, each of which will be deemed an original but all of which together will constitute one and the same instrument.
Section 12.13    Severability of Provisions.
If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the rights of the Parties hereto.
Section 12.14    Public Announcement.
No public release or statement concerning the subject matter of this Agreement shall be made by either Party or any of their respective Affiliates or representatives without the written consent and approval of the other Party, except as required by applicable Law or Orders, in which case the Party required to make the release or announcement shall notify the other Party and, to the extent possible, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and such public release or statement shall further be subject to Section 12.02, if applicable. The Parties shall use all reasonable efforts to (a) develop a joint communications plan; (b) ensure that all public releases (or portions thereof) and other public statements with respect to the Transactions shall be consistent with such joint communications plan and (c) unless otherwise required by applicable Law or Orders, to consult with each other before issuing any public release or otherwise making any public statement with respect to the Transaction Documents or the Transactions.
Section 12.15    Assignment.
Neither Party may assign, subcontract or delegate its contractual rights or contractual obligations under this Agreement, or any interest herein, without the prior written consent of the other Party; provided, that (i) after the Closing either Party shall have the right to assign this Agreement by operation of Law in connection with a merger or in connection with the sale of substantially all of its assets and (ii) Purchaser shall be permitted to assign its contractual rights under the Agreement from and after the Sale Date to any of its financing sources as collateral security, but no such assignment shall relieve Purchaser of its obligations hereunder. For the avoidance of doubt, Purchaser may transfer the Mortgage Servicing Rights to any Person subject only to the restrictions set forth in Section 7.22 of this Agreement.
Section 12.16    Reserved.
Section 12.17    No Third-Party Beneficiaries.
Except as provided in Sections 11.01 and 11.02 relating to Purchaser’s Related Parties and Seller’s Related Parties, respectively, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 12.18    Disclosures.
Pursuant to this Agreement, certain Schedules and Exhibits hereto contain disclosures that are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of the covenants of Seller contained in this Agreement. Notwithstanding anything to the contrary herein, or in such disclosures, the inclusion of an item in such disclosures shall not be deemed an admission by Seller that such item represents a material exception or event, state of facts, circumstance, development, change or effect, or that such item has or will result in a Seller Material Adverse Effect.
[Signature page to follow]

IN WITNESS WHEREOF, each of the undersigned Parties to this Agreement has caused this Agreement to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.
HOMESTREET BANK
Seller

By:     /s/ Darrell van Amen
Name:     Darrell van Amen
Title:     EVP, Chief Investment Officer & Treasurer

PENNYMAC LOAN SERVICES, LLC
Purchaser

By:    /s/ Brennan Walters
Name:    Brennan Walters
Title:    Managing Director, Servicing Investments